UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to § 240.14a-12

VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

_____________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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☐
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VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

April 5, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Vishay Intertechnology, Inc., to be held at 10:30 a.m., local time, on Thursday, May 24, 2012, at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay’s business operations.  We will provide time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay.  We hope you will be able to attend the annual meeting.  Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important that your shares are represented and voted at the annual meeting.  Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Marc Zandman
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 24, 2012.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2012 Annual Meeting of Stockholders

2011 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 24, 2012

The 2012 Annual Meeting of Stockholders of Vishay Intertechnology, Inc. will be held at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, on Thursday, May 24, 2012 at 10:30 a.m., local time.  The meeting will be held to consider and act upon:

1.	the election of three directors to hold office until 2015 and the election of one director to hold office until 2013;

2.	the ratification of our independent registered public accounting firm;

3.	the approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan; and

4.	such other business as may be brought properly before the meeting.

The stockholders of record at the close of business on March 30, 2012 will be entitled to vote at the annual meeting or at any adjournment thereof.  Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting to vote your shares.

By Order of the Board of Directors,

Peter Henrici
Corporate Secretary

Malvern, Pennsylvania
April 5, 2012

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

________________

PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2012 Annual Meeting of Stockholders of Vishay to be held at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103 on Thursday, May 24, 2012 at 10:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about April 5, 2012.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information

Date and time	Thursday May 24, 2012 at 10:30 am
Meeting location	The Rittenhouse Hotel Ballroom, 2nd Floor 210 West Rittenhouse Square Philadelphia, PA 19103
Record date	March 30, 2012
Voting	Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting

Meeting Agenda

The meeting will be held to consider and act upon:

•	The election of three directors to hold office until 2015 and the election of one director to hold office until 2013;
•	The ratification of Ernst & Young as our independent registered public accounting firm;
•	The approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan; and
•	Such other business as may be brought properly before the meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of three directors to hold office until 2015 and the election of one director to hold office until 2013 (see Proposal One);
•	FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two); and
•	FOR the approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan (see Proposal Three).

Nominees for Directors

As a result of the passing of the Company’s founder, Dr. Felix Zandman, voting control over certain Company securities previously beneficially owned by Dr. Zandman was transferred, as to certain of such securities, to his wife, Mrs. Ruta Zandman, a member of our board of directors, who exercises sole voting control over such securities as the nominating executrix of the estate of Dr. Zandman, and, as to certain of such securities, to Mrs. Zandman, Dr. Zandman’s son, Mr. Marc Zandman, the Executive Chairman of our board of directors, our Chief Business Development Officer, and President of Vishay Israel Ltd., and Dr. Zandman’s nephew, Mr. Ziv Shoshani, a member of our board of directors, who each share control over such securities as a co-trustee of the trust holding such securities.  In addition, at the time of his passing, a voting trust under which Dr. Zandman had voting power over 4,744,482 shares of Class B common stock owned by third parties terminated.  Of these shares, 1,153,322 shares of Class B common stock were converted by third parties into shares of our common stock, while the balance remained outstanding as shares of Class B common stock as of March 30, 2012 and may be voted by third parties, subject to the right of Ruta Zandman to direct the voting of 2,402,549 of these shares under a separate voting agreement. The total number of shares of our common stock and Class B common stock outstanding was 144,910,898 and 12,299,277, respectively, at March 30, 2012. Ruta Zandman controls, solely or on a shared basis with Mr. Marc Zandman and Ziv Shoshani, approximately 41.2% of the total voting power of our capital stock; Mr. Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 29.9% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Mr. Marc Zandman, approximately 29.9% of the total voting power of our capital stock. While holders of our common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of the votes cast by holders of common stock who are unaffiliated with the current Class B stockholders when they last stood for election at an annual meeting of stockholders.

The nominees for election as Class III Directors for terms of three years, expiring at the 2015 annual meeting of stockholders, are summarized as follows:

Name	Age	Director since
Marc Zandman Executive Chairman of the Board of Directors, and Chief Business Development Officer	50	2001
Ziv Shoshani Chief Executive Officer and President of Vishay Precision Group, Inc.	45	2001
Ruta Zandman Director	74	2001

The nominee for election as a Class I Director for a term of one year, expiring at the 2013 annual meeting of stockholders, is below:

Name	Age	Director since
Thomas C. Wertheimer Former senior audit partner with PricewaterhouseCoopers LLP	71	2004

In order to more evenly distribute the number of directors amongst our three classes of directors, our board of directors reduced the number of our Class III directors by one directorship and increased the number of our Class I directors by one directorship.  Mr. Wertheimer, currently a Class III director, is being nominated for a one year term to fill the newly created Class I directorship.

The Board of Directors recommends a vote FOR the election of three directors to hold office until 2015 and the election of one director to hold office until 2013 (see Proposal One).

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of Ernst & Young LLP is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.  The Board of Directors recommends a vote FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two).

Approval of the Amended and Restated Vishay Intertechnology Section 162(m) Cash Bonus Plan

The Board of Directors has approved, and is proposing that the stockholders approve, an amendment and restatement of the 162(m) Cash Bonus Plan to allow the Compensation Committee of the Board of Directors to designate senior executives for the Plan and to determine the amount, term, and conditions of the bonuses awarded.  The 162(m) Plan is intended to qualify as a “performance-based” plan under Section 162(m) of the Internal Revenue Code. To qualify under Section 162(m), stockholder approval is required for any material amendment to the 162(m) Plan.  The Board of Directors recommends a vote FOR the approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan.

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually.  This year’s meeting will be held on May 24, 2012.  There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors is seeking your proxy to vote on these items.  This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting.  Please read these materials carefully so that you have the information you need to make informed decisions.  Throughout this proxy statement, we will refer to ourselves as “Vishay Intertechnology, Inc.,” “Vishay,” “we,” “our,” or the “Company.”

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy.  When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established March 30, 2012 as the record date for the 2012 annual meeting.

What is the difference between “Stockholders of Record” and “Beneficial Owners”?

If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the “Stockholder of Record.” The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “Beneficial Owner” of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors’ recommendations are set forth together with the description of each proposal in this proxy statement.  In summary, the Board of Directors (which throughout this proxy statement we refer to as the “Board”) recommends a vote:

•
FOR the election of three directors to hold office for terms of three years and the election of one director for a term of one year until their successors are duly elected and qualified (see Proposal One); and

•	FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2012 (see Proposal Two); and
•	FOR the approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan.

Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock.  On the record date, there were 144,910,898 shares of common stock and 12,299,227 shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at the Company’s headquarters, 63 Lancaster Avenue, Malvern, PA 19355. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business.  As set forth in Vishay’s by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting.  Abstentions are regarded as voted shares and will have the same effect as a vote “AGAINST” Proposals Two and Three. Abstentions will have no effect on the election of directors under Proposal One.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners.  If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange (“NYSE”).  Under the NYSE rules, a broker is permitted to vote shares on routine matters, which include ratifying the appointment of independent auditors but do not include the election of directors or stockholder proposals.  Accordingly, brokers may vote in their discretion only on Proposals Two and Three.

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Because the Company has a plurality voting standard for the election of directors, and because the other proposals will be determined by a majority of votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals.

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•
Proposal One.  The election of three directors to hold office for terms of three years and the election of one director to hold office for a term of one year or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.

•
Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2012 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted.

•
Proposal Three. The approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted.

How do I vote my shares? Can I vote electronically?

Please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote “FOR ALL” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal One, or you may vote for only some of the nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals Two and Three.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

Can I change my vote after I return my proxy card?

Yes.  You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date; or
•	provide written notice of the revocation to Vishay's Corporate Secretary; or
•	attend the annual meeting and vote in person

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the enclosed proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the ratification of the independent registered public accounting firm and the approval of the 162(m) Plan to be routine matters. On those matters, your broker or nominee can vote your street name shares on this item even though you have not provided voting instructions, or chose not to vote your shares on those matters.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay’s shares or voting power?

Ruta Zandman controls, solely or on a shared basis with Mr. Marc Zandman and Ziv Shoshani, approximately 41.2% of the total voting power of our capital stock; Mr. Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 29.9% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Mr. Marc Zandman, approximately 29.9% of the total voting power of our capital stock. They intend to vote FOR ALL nominees, FOR Proposal Two, and FOR Proposal Three.

According to filings made with the Securities and Exchange Commission (“SEC”), LSV Asset Management, BlackRock, Inc., The Bank of New York Mellon Corporation, The Vanguard Group, and Dimensional Fund Advisors LP each own greater than 5% of Vishay’s outstanding common stock.  Additionally, Deborah Larkin, a private stockholder, owns greater than 5% of our Class B common stock.  See “Security Ownership of Certain Beneficial Owners and Management” for more information.  LSV Asset Management, BlackRock, Inc., The Bank of New York Mellon Corporation, The Vanguard Group, Dimensional Fund Advisors LP, and Ms. Larkin have not indicated their intentions to Vishay regarding matters to be voted on at the annual meeting.

Who paid to send me the proxy materials?

Vishay is required to make these materials available to you.  SEC rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2012 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about April 5, 2012. The proxy materials will be posted on the Internet, at ir.Vishay.com, no later than the day we begin mailing the Notice.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.  If you receive a Notice, you will not receive a paper or electronic copy of the proxy materials unless you request one, using the procedure described in the Notice and on Vishay’s investor relations website. You may also elect to receive the Notice for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

The cost of solicitation of proxies will be borne by Vishay.  The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer (“CEO”).  The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and its stockholders. The Board’s primary responsibilities include:

•	Review of Vishay’s performance, strategies, and major decisions;
•	Oversight of Vishay’s compliance with legal and regulatory requirements and the integrity of its financial statements;
•	Oversight of management, including review of the CEO’s performance and succession planning for key management roles;
•	Oversight of risk management; and
•	Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.

Additional description of the Board’s responsibilities is included in our Corporate Governance Principles document, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website.  These include:

•	Corporate Governance Principles
•	Code of Business Conduct and Ethics
•	Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers
•	Audit Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Compensation Committee Charter
•	Strategic Affairs Committee Charter
•	Policy on Director Attendance at Annual Meetings
•	Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors
•	Procedures for Securityholders’ Submissions of Nominating Recommendations
•	Securityholder Communications with Directors and Interested Party Communication with Independent Directors
•	Whistleblower and Ethics Hotline Procedures
•	Related Party Transaction Policy

To view these documents, access ir.Vishay.com and click on “Corporate Governance.”  Any of these documents can be obtained in print by any stockholder upon written request to Vishay’s investor relations department.

We intend to post any amendments to or any waivers from, a provision of our Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers on our website.

What is the composition of our Board of Directors?

Vishay has a staggered Board of Directors divided into three classes.  The number of directors is fixed by the Board of Directors, subject to a maximum of fifteen directors as provided in the Company’s charter documents.  There are currently nine members of the Board.  As described in Proposal One, three directors will be elected to Class III for a term expiring at the annual meeting of stockholders in 2015, and in order to make our three classes of directors have an equal number of members, one existing Class III director will be elected to Class I for a term expiring at the annual meeting of the stockholders in 2013.  Biographical information on each of the directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board of Directors has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with Vishay.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Vishay and its stockholders.  The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.

Accordingly, the Board has concluded that Frank Dieter Maier, Dr. Abraham Ludomirski, Wayne M. Rogers, Ronald Ruzic, and Thomas Wertheimer qualify as independent directors.  Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2011?

The Board of Directors met 6 times during the year ended December 31, 2011.  Regularly scheduled executive sessions of the Board’s independent directors were also held.  In 2011, with the exception of Mrs. Ruta Zandman, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served.  Mrs. Zandman attended four of six meetings (67%) of the Board of Directors. The two meetings missed took place during the week before and the day after the passing of Dr. Felix Zandman.  Information regarding Vishay’s policy on director attendance at annual meetings of stockholders and the number of directors attending last year’s annual meeting may be found on our website at ir.Vishay.com.

What is the role of the Board’s Committees?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, a Compensation Committee, and a Strategic Affairs Committee, each of which is described below.  Copies of all committee charters are available on our website and in print upon request.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent permitted by Delaware law.  The current chairman of the Committee is Mr. Marc Zandman.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay’s Related Party Transactions Policy; and performing other related functions specified in the Committee’s charter.  The current chairman of the Committee is Dr. Abraham Ludomirski.

Audit Committee - The functions of the Audit Committee include overseeing Vishay’s accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter. The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE.  All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and Mr. Thomas Wertheimer, the chairman of the Committee, qualifies as an audit committee financial expert under the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer and, based on this evaluation, determining and approving the compensation of the Chief Executive Officer; making recommendations to the Board with respect to compensation of our other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Committee’s charter.  The Compensation Committee is authorized, within the limits of the 2007 Stock Incentive Program (the “2007 Program”) of Vishay, to determine the individuals who are to receive grants, including stock, stock options, restricted stock and restricted stock units (“RSUs”), and the vesting requirements with respect to those grants, and to administer and interpret the plan.  Mr. Wayne Rogers is the chairman of this Committee.  Also see “Executive Compensation.”

Strategic Affairs Committee - The functions of the Strategic Affairs Committee include advising and making recommendations to the Board and management with respect to potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring and other strategic initiatives, and considering and negotiating on behalf of the Company strategic initiatives involving the Company’s management with respect to which actual or perceived conflicts may exist with management directors. The current chairman of the Committee is Mr. Wayne Rogers.

The chairman of the Strategic Affairs Committee presides at the executive sessions of the Board’s independent directors.

What is the Board’s leadership structure and role in risk oversight?

The Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time it may be in the best interests of the Company.  The Board separated the positions of Chairman and Chief Executive Officer in 2004 when the Company’s late founder and Chairman, Dr. Felix Zandman, stepped down from his position as our Chief Executive Officer to focus mainly on technical and business development issues.  Mr. Marc Zandman succeeded Dr. Zandman as Executive Chairman of the Board of Directors and Chief Business Development Officer upon Dr. Zandman’s passing.  Mr. Marc Zandman is significantly involved with the Company’s strategic direction as our Executive Chairman and Chief Business Development Officer, overseeing our acquisition strategy.  Accordingly, the Company believes that it is appropriate that he serve as Executive Chairman.  At the same time, the active membership of Dr. Paul, our Chief Executive Officer, on the Board assures our Board of the benefit of his comprehensive knowledge of the Company's business, operations, industry environment and competitive challenges.  At the current time, the Board believes this remains the optimal structure.

Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. Although the Board is ultimately responsible for risk oversight at the Company, the Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus.

•
 The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures.

•	The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel.
•
The Strategic Affairs Committee reviews, advises and consults with management regarding our risk management strategies, as well as potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring and  other strategic initiatives, and issues that require independent arms-length decisions.

•
The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.

Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise the Company’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Members of the Company’s senior management regularly attend Board and committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

The following table summarizes the composition of these committees as of March 30, 2012 (C-Chairman, M-Member):

	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Strategic Affairs Committee
	(1)		(2)
Marc Zandman	C	–	–	–	–
Dr. Abraham Ludomirski	–	–	C	M	–
Frank Dieter Maier	–	M	M	–	M
Dr. Gerald Paul	M	–	–	–	–
Wayne M. Rogers	–	–	–	C	C
Ronald Ruzic	–	M	M	–	–
Ziv Shoshani	–	–	–	–	M
Thomas C. Wertheimer	–	C	–	M	M
Ruta Zandman	–	–	–	–	–

Number of Meetings during 2011	1	6	3	12	1

(1)
The Executive Committee meets informally throughout the year to discuss various business issues. Informal meetings are not included in the number of meetings disclosed above. Dr. Zandman was a member of the Executive Committee prior to his passing.

(2)	Eliyahu Hurvitz was a member of the Nominating and Corporate Governance Committee prior to his passing.

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body.  Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for re-election and, if re-elected, to continue their service on the Board.  If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage a search firm to assist in identifying qualified candidates.  Where such a search firm is engaged, the Committee will set the fees and scope of engagement.  The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant.  In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.  The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay and whether the stockholders intend to continue holding that interest through the annual meeting date.

What qualifications must a director have?

Under a policy formulated by our Nominating and Corporate Governance Committee, we require that all candidates for director be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing Vishay; and have adequate time to devote to serve on the Board of Directors. A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power.  Additionally, directors may not stand for re-election after the age of 75 unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived.  This policy does not apply to any person who controls more than 20% of the voting power of the Company. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the industries in which we operate.  Additionally, while the Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, the benefits of board diversity are considered in the nominations process, including diversity of background and experience. A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website.

Can I recommend a nomination for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on our website.  For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website.  In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder’s ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date.  Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.  Submissions must be made by mail, courier, or personal delivery.  E-mailed submissions will not be considered.  Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.  In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year.   Each nominating recommendation must be accompanied by the information called for by our “Procedures for Securityholders’ Submission of Nominating Recommendations,” which is posted on our website.  This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director.  The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the independent directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com.  Communications should not exceed 1,000 words.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the independent directors as an interested party, the nature of the person’s interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a securityholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication.  Communications addressed to directors may, at the direction of the directors, be shared with Vishay’s management.

DIRECTOR COMPENSATION

Our non-employee directors are compensated as follows:

•	An annualized cash retainer of $55,000, paid in two semi-annual installments;

•	An additional $10,000 for service on each of the Compensation, Strategic Affairs, or Audit Committees;

•	An additional $5,000 for service on the Nominating and Corporate Governance Committee;

•	An additional $5,000 for each Committee chair; and

•	On the first stock trading day of each year, an annual grant of 10,000 RSUs vesting in 3 years or ratably upon earlier cessation of service.

Board members no longer receive a per-meeting fee.

The following table provides information with respect to the compensation paid or provided to the Company’s non-management directors during 2011:

Name	Fees Earned and Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Eliyahu Hurvitz (3)	$60,000	$43,690	$-	$103,690
Dr. Abraham Ludomirski	$75,000	$147,800	$-	$222,800
Frank Dieter Maier	$75,000	$147,800	$-	$222,800
Wayne M. Rogers	$85,000	$147,800	$-	$232,800
Ronald Ruzic	$70,000	$147,800	$-	$217,800
Ziv Shoshani	$65,000	$147,800	$-	$212,800
Thomas C. Wertheimer	$90,000	$147,800	$-	$237,800
Ruta Zandman (2)	$32,083	$89,887	$10,769	$132,739

(1)	Amounts represent the fair value of the RSUs granted. The grant-date fair value is recognized for accounting purposes over the respective vesting periods.
(2)
Mrs. Ruta Zandman assumed the role of a non-employee director following her resignation from her public relations position with the Company effective as of May 31, 2011.  Her compensation presented in the table above as “All Other Compensation” represents amounts received as an employee prior to assuming non-employee director status.

(3)	Mr. Hurvitz passed away in November 2011. The value of stock awards in the table includes only those RSUs granted in 2011 that vested upon his death.

PROPOSAL ONE

ELECTION OF DIRECTORS

Three directors will be elected to Class III for a term expiring at the annual meeting of stockholders in 2015.  One director will be elected to Class I for a term expiring at the annual meeting of stockholders in 2013.  In order to more evenly distribute the number of directors amongst our three classes of directors, our board of directors reduced the number of our Class III directors by one directorship and increased the number of our Class I directors by one directorship. Mr. Wertheimer is being nominated for a one year term to make our three classes of directors have an equal number of members.

Mr. Marc Zandman, Ziv Shoshani, and Ruta Zandman are the nominees for election as Class III Directors for terms of three years, expiring at the 2015 annual meeting of stockholders. Thomas C. Wertheimer, currently a Class III director, is the nominee for election as a Class I Director for a term of one year, expiring at the 2013 annual meeting of stockholders. Each of the nominees is currently a member of the Board and has consented to serve if elected.

The Board expects that Mr. Wertheimer will be nominated for a full three-year term at the 2013 annual meeting of stockholders.

If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose.  We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

While holders of our common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of the votes cast by holders of common stock who are unaffiliated with the current Class B stockholders when they last stood for election at an annual meeting of stockholders.

The following table summarizes the current directors:

Name	Age	Director Since	Term Expiring

Nominees for Election as Class III Directors:

Marc Zandman (2)(3)	50	2001	2015
Ziv Shoshani (1)	45	2001	2015
Ruta Zandman (1)	74	2001	2015

Nominee for Election as Class I Director:

Thomas C. Wertheimer	71	2004	2013

Continuing Class I Directors:

Dr. Gerald Paul	63	1993	2013
Frank Dieter Maier	74	2010	2013

Class II Directors:

Dr. Abraham Ludomirski	59	2003	2014
Wayne M. Rogers	79	2006	2014
Ronald Ruzic	73	2009	2014

(1)	Ruta Zandman is the wife of the late Dr. Felix Zandman. Ziv Shoshani is her nephew.
(2)	Executive Chairman of the Board.
(3)	Marc Zandman is the son of the late Dr. Felix Zandman.

Nominees for Election as Class III Directors – Terms Expiring 2015

Marc Zandman is Executive Chairman of the Board of Directors, the Chief Business Development Officer, and President of Vishay Israel Ltd. Mr. Zandman has been President of Vishay Israel Ltd. since 1998 and a Director of Vishay since 2001.  Mr. Zandman was Vice Chairman of the Board from 2003 to June 2011, Chief Administration Officer from 2007 to June 2011, and Group Vice President of Vishay Measurements Group from 2002 to 2004.  Mr. Zandman has served in various other capacities with Vishay since 1984. Mr. Zandman has served as the non-executive Chairman of the Board of Directors of Vishay Precision Group since the spin-off from Vishay on July 6, 2010. He is the son of the late Dr. Felix Zandman, founder and Vishay’s former Executive Chairman.  As Executive Chairman and Chief Business Development Officer, Mr. Zandman has a breadth of knowledge concerning the Company’s businesses, as well as close familiarity with the Company’s Israel operations where the Company conducts significant research and development and manufacturing activities.

Ziv Shoshani is Chief Executive Officer and President, and a member of the board of directors of Vishay Precision Group, Inc., an independent, publicly-traded company spun off from Vishay on July 6, 2010. Mr. Shoshani was Chief Operating Officer of Vishay from January 1, 2007 to November 1, 2009, and had been Executive Vice President of Vishay from 2000 until the date of the spin-off, with various areas of responsibility, including Executive Vice President of the Capacitors and the Resistors businesses, as well as heading the Measurements Group and Foil Divisions. Mr. Shoshani was employed by Vishay Intertechnology, Inc. from 1995 to 2010, and has been a member of the Vishay Intertechnology, Inc. Board of Directors since 2001. Mr. Shoshani’s long-standing dedication to our Company, exemplified by his extensive management experience with Vishay Intertechnology prior to the VPG spin-off, as well as his experience as the CEO of a publicly-traded company, provide him with valuable insight into our business and operations, and makes him a valuable advisor to the Board. Mr. Shoshani is a nephew of Ruta Zandman.

Ruta Zandman is a private stockholder and the wife of the late Dr. Felix Zandman, Vishay’s founder and former Executive Chairman.  Mrs. Zandman has shared or has contingent voting power over approximately 41.2% of the Company’s total voting power, for which it is deemed appropriate that she serve as a member of the Company’s Board.  Mrs. Zandman was employed by Vishay as a public relations associate from 1993 to May 2011, and usually accompanied Dr. Zandman as a representative of Vishay.

Nominee for Election as Class I Director – Term Expiring 2013

Thomas C. Wertheimer is an independent financial and accounting consultant.  Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP.  In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm’s national office.  From 2003 until 2007, Mr. Wertheimer was a consultant for the Public Company Accounting Oversight Board.  He is also a director of Fiserv, Inc., an information management and service provider, and Xinyuan Real Estate Co., Ltd., a residential real estate developer in China.  Mr. Wertheimer brings to the Board extensive knowledge and experience in accounting, finance, risk management and public company oversight.

The Board of Directors recommends that you vote “FOR ALL” the nominees as directors.

Continuing Class I Directors – Terms Expiring 2013

Dr. Gerald Paul was appointed Chief Executive Officer effective January 1, 2005. Dr. Paul has served as a Director of the Company since 1993, and has been President of the Company since March 1998. Dr. Paul also was Chief Operating Officer from 1996 to 2006. Dr. Paul previously was an Executive Vice President of the Company from 1996 to 1998, and President of Vishay Electronic Components, Europe from 1994 to 1996. Dr. Paul has been Managing Director of Vishay Electronic GmbH, a subsidiary of the Company, since 1991. Dr. Paul has been employed by Vishay and a predecessor company since 1978.  Dr. Paul possesses extensive experience with the Company, has senior responsibilities for our overall business, and has been instrumental in promoting our strategic advances.  His in-depth knowledge of our operations includes the integration of acquired companies and a proven understanding of the challenges facing the Company in all aspects of the business cycle.

Frank Dieter Maier was Managing Director of TEMIC GmbH where he was responsible for the development and concentration of electronic activities within Daimler, including the operations of 26 semiconductor and automotive electronics plants until 2002.  He currently serves as Deputy Chairman of the Board of Directors of Varta Microbattery GmbH, Chairman of the Board of Directors and member of the Advisory Council of BASIC AG, and a director of Preh GmbH; and was a member of the Advisory Council of BMK GmbH until 2010. Mr. Maier’s prior business experience has given him in-depth knowledge of and experience in semiconductors and passive electronic components.

Class II Directors – Terms Expiring 2014

Dr. Abraham Ludomirski is the founder and, for more than the past five years, managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices.  He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high-tech company specializing in miniature electronics and optical and video systems, and serves on the board of directors of Medison, Trig Medical, Deep Breeze and Canfite.  Dr. Ludomirski earned his M.D. at the Sackler Tel-Aviv University Medical School, specializing in OBGYN and completed his fellowship at the University of Pennsylvania in maternal fetal medicine.  In addition to his general familiarity with corporate affairs and governance, Dr. Ludomirski’s work in the high-tech venture capital and medical fields gives him a valuable perspective on investment in innovative technologies.

Wayne M. Rogers is an investor and regular stock commentator and analyst on Fox News Channel.  He is presently Chairman of Wayne M. Rogers & Co, an investment strategy firm, CEO and Chairman of Stop-N-Save, LLC, which owns and operates convenience stores, and Chairman of the Board of Kleinfeld, the famous wedding dress emporium in New York.  Mr. Rogers possesses extensive knowledge of corporate finance and insight with respect to mergers and acquisitons as well as general economic, business, and market trends.

Ronald Ruzic was Executive Vice President of BorgWarner Inc. since 1992 and Group President of BorgWarner Automotive Inc. since 1989. Previously, he held various executive positions with BorgWarner. After joining BorgWarner in 1968 as a senior manufacturing engineer for its subsidiary Morse Chain, Mr. Ruzic progressed through engineering and management positions and managed various BorgWarner operations in Italy, Mexico, Germany and the United States. Mr. Ruzic formerly served on the boards of directors of Guilford Mills Inc., AG Kühnle Kopp & Kausch, Magneti Marelli S.p.A. and Citation Corporation.   Mr. Ruzic brings to the Board many years’ experience with the management and technical challenges facing complex, multi-national businesses such as the Vishay.

Other Information Concerning Directors

We note with sadness the passing of Eliyahu Hurvitz, who served with distinction on Vishay’s Board since 1994 and helped to make possible the Company’s growth and success.  We express our gratitude and appreciation for the many years of exemplary service that Mr. Hurvitz devoted to the Board, to the Company, and to the Company’s stockholders.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.   Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting in accordance with standards of the PCAOB, and issuing a report thereon.  It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP:  (a) the audited financial statements for the fiscal year ended December 31, 2011; (b) the effectiveness of our internal control over financial reporting; and (c) discussed with the independent registered public accounting firm matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the PCAOB in AU Section 380.  These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management.  The Audit Committee received from the independent registered public accounting firm written disclosures regarding the firm’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the firm’s independence.  The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2011 did not impair the independent registered public accounting firm’s independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2010 and 2011 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas C. Wertheimer, Chairman
Frank Dieter Maier
Ronald Ruzic

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm.  The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Ernst & Young LLP has served as our independent registered public accounting firm continuously since 1968. The Audit Committee believes that the knowledge of the Company’s business gained by Ernst & Young LLP through this period of service is valuable.  Pursuant to the SEC rules, the lead partner must be rotated after five years, which provides the Company the benefit of new thinking and approaches.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings), acquisition or disposition related diligence activities, internal control review and compliance, interpretation and compliance with accounting and accounting-related disclosure rules and standards, certain attest services, domestic and international tax planning and compliance, and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2011 and 2010.  These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees.  The nature of the services provided in each category is described following the table.

	2011	2010

Audit fees	$4,600,000	$5,200,000
Audit-related fees	200,000	2,000,000
Tax fees	1,200,000	1,000,000
All other fees	100,000	100,000
Total fees	$6,100,000	$8,300,000

Audit fees.  These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees.  These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay’s financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans.  The audit-related fees for 2010 are principally related to the stand-alone audit of the carve-out financial statements of Vishay Precision Group, Inc. for the years ended December 31, 2009, 2008 and 2007, as required to complete the spin-off.

Tax fees.  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees.  These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in 2011 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote “FOR”
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On March 30, 2012, Vishay had outstanding 144,910,898 shares of common stock, each of which entitles the holder to one vote, and 12,299,227 shares of Class B common stock, each of which entitles the holder to 10 votes. Class B shares are transferable only to certain permitted transferees while the common stock is freely transferable.  Class B shares are convertible on a one-for-one basis at any time into shares of common stock.  Transfers of Class B shares other than to permitted transferees result in the automatic conversion of the Class B shares into common stock.  Voting is not cumulative.  The percentage of total voting power below represents voting power with respect to all shares of common stock and Class B common stock, as a single class, calculated on the basis of 10 votes per share of Class B common stock and one vote per share of common stock.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each “Named Executive Officer” identified under “Executive Compensation,” (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.

	Common Stock				Class B Common Stock
Name	Shares of Stock	Restricted Stock Units Scheduled to Vest within 60 days	Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class	Shares of Stock
						Percent of Class	Voting Power
Directors and Executive Officers
Marc Zandman	8,623	1,841	23,016	*	8,001,600(2)	65.1%	29.9%
Lori Lipcaman	543	-	-	*	-	-	*
Dr. Abraham Ludomirski	25,000	-	-	*	-	-	*
Frank Dieter Maier	600	-	-	*	-	-	*
Dr. Gerald Paul	100,314	10,310	51,556	*	-	-	*
Wayne M. Rogers	45,342	-	-	*	-	-	*
Ronald Ruzic	16,000	-	-	*	-	-	*
Ziv Shoshani	3,251	-	-	*	8,000,100(3)	65.0%	29.9%
David Valletta	-	-	-	*	-	-	*
Johan Vandoorn	2,800	-	-	*	-	-	*
Thomas C. Wertheimer	25,400	-	-	*	-	-	*
Dieter Wunderlich	-	-	-	*	-	-	*
Dr. Lior Yahalomi (11)	18,438	-	21,173	*	-	-	*
Ruta Zandman	192,558 (4)	-	232,003 (5)	*	11,019,383(1)	89.6%	41.2%

All Directors and Executive Officers as a group (13 Persons) (11)	420,431	12,151	306,575	*	11,020,883	89.6%	41.3%

Eugenia Ames	-	-	-	*	2,402,549(12)	19.5%	*(12)
c/o Mr. Leroy Rachlin
Janney Montgomery Scott
780 Route 37 West, Suite 130
Toms River, NJ 08755

Deborah S. Larkin	-	-	-	*	706,755	5.7%	2.6%
c/o Mr. Bruce Auerbach
World Financial
270 Madison Avenue, Suite 1503
New York, NY 10016

LSV Asset Management. (6)	8,417,816	-	-	5.8%	-	-	3.1%
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606

BlackRock, Inc. (7)	15,000,384	-	-	10.4%	-	-	5.6%
40 East 52nd Street
New York, NY 10022

Bank of New York Mellon Corp (8)	8,780,454	-	-	6.1%	-	-	3.3%
One Wall Street, 31st Floor
New York, New York 10286

Dimensional Fund Advisors, LP (9)	7,642,013	-	-	5.3%	-	-	2.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

The Vanguard Group, Inc. (10)	8,208,751	-	-	5.7%	-	-	3.1%
100 Vanguard Blvd.
Malvern, PA 19355
* Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)
Includes 8,000,100 shares of Class B common stock held in family trusts, of which Mrs. Zandman, Mr. Marc Zandman, and Ziv Shoshani are joint trustees and have shared voting power; 616,734 shares of Class B common stock held by the estate of Dr. Felix Zandman, of which Mrs. Zandman is the named executrix, and as such, exercises sole voting control; and 2,402,549 shares of Class B common stock that are subject to a voting agreement pursuant to which Mrs. Zandman, as Voting Representative, may direct the voting of such shares.

(2)
Includes the same 8,000,100 shares of Class B common stock held in family trusts, of which Mrs. Zandman, Mr. Marc Zandman, and Ziv Shoshani are joint trustees and have shared voting power; 750 shares of Class B common stock directly owned by Mr. Marc Zandman; and 750 shares of Class B common stock owned by Mr. Marc Zandman’s minor child.

(3)	Includes the same 8,000,100 shares of Class B common stock held in family trusts, of which Mrs. Zandman, Mr. Marc Zandman, and Ziv Shoshani are joint trustees and have shared voting power.

(4)
Includes 141,141 shares of common stock directly owned by Mrs. Zandman; and 51,417 shares of common stock held by the estate of Dr. Felix Zandman, of which Mrs. Zandman is the named executrix, and as such, exercises sole voting control.

(5)	Such options are held by the estate of Dr. Zandman, of which Ruta Zandman is the named executrix, and as such, has sole voting power over the underlying shares.

(6)
Based on information provided in a Schedule 13G filed on February 15, 2012 by LSV Asset Management.  According to the Schedule 13G, LSV Asset Management may be deemed to have sole power to vote or direct the vote with respect to 8,417,816 shares of common stock; and sole power to dispose or direct the disposition with respect to 8,417,816 shares.

(7)
Based on information provided in a Schedule 13G filed on January 10, 2012 by BlackRock, Inc.  According to the Schedule 13G, BlackRock, Inc. may be deemed to have sole power to vote or direct the vote with respect to 15,000,384 shares of common stock; sole power to dispose or direct the disposition with respect to 15,000,384 shares.

(8)
Based on information provided in a Schedule 13G filed on January 27, 2012 by The Bank of New York Mellon Corporation.  According to the Schedule 13G, The Bank of New York Mellon Corporation may be deemed to have sole power to vote or direct the vote with respect to 6,843,876 shares of common stock, and shared power to vote or direct the vote with respect to 1,080 shares; and sole power to dispose or direct the disposition with respect to 7,731,052 shares, and shared power to dispose or direct the disposition with respect to 551,890 shares.

(9)
Based on information provided in a Schedule 13G filed on February 14, 2012 by Dimensional Partners, LP.  According to the Schedule 13G, Dimensional Partners, LP may be deemed to have sole power to vote or direct the vote with respect to 7,499,644 shares of common stock; sole power to dispose or direct the disposition with respect to 7,642,013 shares.

(10)
Based on information provided in a Schedule 13G filed on February 10, 2012 by The Vanguard Group, Inc.  According to the Schedule 13G, The Vanguard Group, Inc. may be deemed to have sole power to vote or direct the vote with respect to 99,741 shares of common stock; and sole power to dispose or direct the disposition with respect to 8,109,010 shares, and shared power to dispose or direct the disposition with respect to 99,741 shares.

(11)
Total for All Directors and Executive Officers as a group excludes Dr. Lior Yahalomi, who resigned his employment with Company effective August 31, 2011.  The address for all directors and officers is: c/o Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.

(12)
Such shares are subject to a voting agreement pursuant to which Mrs. Ruta Zandman, as Voting Representative, may direct the voting of such shares, and are included in the 2,402,549 shares of Class B common stock reported as being beneficially owned by Mrs. Zandman in footnote 1.  Ms. Ames has dispositive power of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC.  Vishay believes, based solely on a review of our records and other publicly available information, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2011.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2011 an officer or employee of Vishay or any of the Company’s subsidiaries nor was any such person a former officer of Vishay or any of the Company’s subsidiaries.  In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company’s executive officers serves on the board of directors.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

This Executive Compensation section describes the overall compensation practices at Vishay and specifically describes the total compensation for our principal executive officer, our principal financial officer and our four most other highly compensated executive officers, as well as two former executive officers, each of whom is set forth below, all of whom we collectively refer to herein as our Named Executive Officers.

The Named Executive Officers of Vishay along with their respective ages and positions with Vishay, as of March 30, 2012, are as follows:

Name	Age	Position

Marc Zandman*	50	Executive Chairman of the Board, Chief Business Development Officer, President – Vishay Israel Ltd.
Dr. Gerald Paul*	63	Chief Executive Officer, President and Director
Lori Lipcaman	54	Executive Vice President and Chief Financial Officer
Dieter Wunderlich	59	Executive Vice President and Chief Operating Officer
Johan Vandoorn	55	Executive Vice President and Chief Technical Officer
David Valletta	51	Executive Vice President - Worldwide Sales

*	Biography is provided with the Board of Directors biographies in Proposal One

Lori Lipcaman was appointed Executive Vice President and Chief Financial Officer of the Company effective September 1, 2011. Ms. Lipcaman had been appointed Executive Vice President and Chief Accounting Officer in September 2008. Previously, she served as Vishay’s Corporate Senior Vice President, Operations Controller, from March 1998 to September 2008. Prior to that, she served in various positions of increasing responsibility in finance and controlling since joining the Company in May 1989.

Dieter Wunderlich was appointed Executive Vice President and Chief Operating Officer effective August 1, 2011. Mr. Wunderlich has served as Vishay’s Executive Vice President – Semiconductors since 2009. Mr. Wunderlich has held various positions of increasing responsibility since Vishay’s acquisition of Draloric Electronic GmbH (“Draloric”) in 1987. Mr. Wunderlich’s experience with Vishay includes worldwide or regional operations leadership roles within each of Vishay’s five business reporting segments. Mr. Wunderlich had been employed by Draloric since 1975.

Johan Vandoorn was appointed Executive Vice President and Chief Technical Officer effective August 1, 2011. Mr. Vandoorn has served as Vishay’s Executive Vice President – Passive Components since 2006, and continues to serve in that role as well as be responsible for Vishay’s technical development and internal growth programs. Mr. Vandoorn has held various positions of increasing responsibility since Vishay’s acquisition of BCcomponents Holdings BV (“BCcomponents”) in 2002. Mr. Vandoorn had been Vice President – Global Operations of BCcomponents from 2000 until its acquisition by Vishay, and previously worked for Philips Components (“Philips”) from 1980 until Philips sold the BCcomponents business to a private equity firm in 1998.

David Valletta serves as Vishay’s Executive Vice President – Worldwide Sales, a position he has held since 2007. Mr. Valletta has held various positions of increasing responsibility since Vishay’s acquisition of Vitramon in 1994. Prior to joining Vitramon, Mr. Valletta also worked for AVX Corporation.  His experience with Vishay includes various positions within the Americas region in direct and distribution sales management and global sales responsibility for the Company’s key strategic customers.

Other Named Executive Officers During 2011

Dr. Felix Zandman, our founder, former Executive Chairman, and Chief Technical and Business Development Officer, passed away on June 4, 2011.  Dr. Zandman founded the Company in 1962 and served as Chief Executive Officer of the Company from its inception until 2004 and as President from 1962 through 1998.

Dr. Lior Yahalomi was Executive Vice President and Chief Financial Officer of the Company from September 2008 to August 2011.  Previously, he served as Senior Vice President, Mergers and Acquisitions, from June 2006 to September 2008.   Effective August 31, 2011, Dr. Yahalomi resigned from his position with the Company.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Compensation Discussion and Analysis.”

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the Chief Executive Officer, recommending to the Board of Directors the compensation of other executive officers, and administering Vishay’s incentive compensation and equity-based compensation plans.  Other than with respect to the Chief Executive Officer, the Board of Directors makes the final determination with respect to compensation of Vishay’s Named Executive Officers.  This section of the proxy statement explains how our executive compensation is designed with respect to our Named Executive Officers.

There were several personnel changes at the executive management level in 2011.  With the passing of Dr. Felix Zandman in June 2011, Mr. Marc Zandman, our former Chief Administration Officer, was appointed to the roles of Executive Chairman of the Board of Directors and Chief Business Development Officer.  Following the resignation in August 2011 of Dr. Lior Yahalomi, Ms. Lori Lipcaman, formerly our Chief Accounting Officer, was appointed Executive Vice President and Chief Financial Officer in September 2011.  Mr. Dieter Wunderlich, formerly our Executive Vice President – Semiconductors, was appointed Executive Vice President and Chief Operating Officer in August 2011.  Mr. Johan Vandoorn, formerly our Executive Vice President – Passive Components, was appointed Executive Vice President and Chief Technical Officer in August 2011.  Mr. David Valletta, Executive Vice President - Worldwide Sales, was designated an executive officer in 2011. As required by the rules of the SEC, Drs. Zandman and Yahalomi, and Ms. Lipcaman are included as Named Executive Officers, and their compensation discussed, in this year’s proxy statement.  Given the significant responsibilities and prominence in our management structure of each of Messrs. Wunderlich, Vandoorn and Valletta, we are including all three as Named Executive Officers and their compensation is discussed in this year’s proxy statement.  The compensation of Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta was not determined or approved by the Compensation Committee, prior to the appointment date for their respective positions.

Compensation Philosophy Generally

Vishay’s compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company.  Vishay’s equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Vishay’s stockholders.  Total compensation of each individual varies with individual performance and Vishay’s overall performance in achieving financial and non-financial objectives.

The Compensation Committee and Vishay’s management believe that compensation should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn.  Ordinarily an executive officer’s total compensation should consist of a combination of cash payments and equity awards, to achieve the right balance between short- and long-term performance.  Equity-based compensation should serve to align the interests of management with those of stockholders.  Severance protection and retirement benefits should provide executives with an appropriate level of job security, commensurate with their contributions to the Company and their tenure.

The Compensation Committee, in consultation with Dr. Paul in his capacity as Chief Executive Officer, undertakes an annual review of the compensation arrangements of Vishay’s executive officers.

Performance Philosophy

The Company’s compensation philosophy is intended to integrate with its philosophy of evaluating operating performance.  The Company utilizes several measures and metrics to evaluate its performance, as further described in “Performance Measures and Metrics” below, and in turn, the Compensation Committee utilizes similar measures in evaluating executive officer compensation.

The Compensation Committee has always believed that the elements of compensation for the Company’s senior executives reward intrinsically sound management decisions and do not encourage risk taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise.  While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. The Committee believes that the Company’s senior executives have taken a prudent approach to corporate risk management. In addition, the Company has in place a risk management program designed to identify, evaluate and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the full Board and its committees. We believe that our compensation programs work within this system.

In designing executive compensation arrangements to avoid encouraging inappropriate risk-taking, the Compensation Committee considers various factors which are intended to provide an appropriate mix of compensation components, with no portion being too heavily weighted towards the achievement of short-term goals.  Historically, such consideration has largely been incorporated into the committee’s general deliberation of the overall structure and terms of executive compensation arrangements.  In response to current trends in executive compensation practices, as well as recently adopted SEC rules encouraging more explicit focus on risks arising from compensation policies, Vishay has commenced a practice of more deliberately focusing on the risks, if any, arising from its executive compensation arrangements, and modifying such arrangements to the extent necessary to minimize any such risks.

The factors considered by the Compensation Committee in evaluating the risks arising from compensation arrangements, which have been incorporated into the terms and conditions of such compensation arrangements, include, in no particular weighting or order of prominence:

•	Minimum base salary levels are fixed in amount;

•
Annual cash bonuses for executive officers are capped; while annual cash bonuses focus on the achievement of short-term or annual goals and short-term goals may encourage risk-taking, the committee considers the other compensation arrangements which appropriately balance risk and the desire to focus on short-term goals;

•	A meaningful portion of total compensation (for example, the annual contributions into the non-qualified deferred compensation plan) is deferred until retirement or termination of employment;

•	A significant portion of our RSUs carry both service and performance conditions which are tied to operating results over a three year period; and

•
Compensation of certain executives is, in part, in the form of phantom stock units for which the stock is only received upon retirement or termination of employment, thus providing an incentive for the creation of long-term stockholder value.  The value of these phantom stock units is at risk if our stock price declines.

Each of these factors is intended to encourage an appropriate long-term focus, and to align the long-term interests of senior management with those of stockholders.

Historical Build of Senior Executive Compensation Packages

Following the personnel changes at the executive management level that occurred in 2011, the Company has two types of compensation arrangements with its executive officers.  The compensation arrangements for Mr. Marc Zandman and Dr. Gerald Paul are approximately the same with slight variations reflecting differences in their roles and tenure with the Company.  The compensation arrangements for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta are approximately the same with slight variations reflecting differences in their roles and tenure as executive officers of the Company.

The respective compensation agreements for Mr. Marc Zandman and Dr. Paul are unique, as they are based upon their respective 2004 agreements, as amended, and feature certain compensation components which are not available to the other current Named Executives Officers.  In 2004, under the direction of its Compensation Committee, the Vishay Board of Directors engaged in a major review and overhaul of the compensation practices for its Named Executive Officers.  As a consequence of this review, Vishay entered into comprehensive employment agreements and other arrangements with each of Drs. Zandman and Paul and Mr. Marc Zandman.  Except with respect to Dr. Zandman, whose employment agreement was amended and restated in 2009, these agreements and arrangements, except for base salaries, remained unchanged and governed the compensation paid and awarded to the executive officers from 2004 and through the year ended December 31, 2009.

In 2010, the Compensation Committee hired compensation consultants from PricewaterhouseCoopers (“PwC”) to assist in respect of an evaluation of the compensation of Vishay’s executive officers.  The Compensation Committee reviewed data provided by PwC on compensation practices of 10 public companies that are similar to Vishay in terms of revenues, number of employees, market capitalization, geographic location and/or scope of international operations.  These peer group companies include several active in the semiconductor and electronic components industry.  This peer group consisted of:

•	ADC Telecommunications(1)	•	International Rectifier Corporation
•	Amphenol Corp.	•	MEMC Electronic Materials
•	Analog Devices	•	Molex
•	AVX	•	ON Semiconductor
•	Fairchild Semiconductor	•	Xilinix

(1)	Acquired by TE Connectivity in December 2010.

The Compensation Committee reviewed average and median data for various types of cash and equity compensation within the group.  PwC made recommendations to the Compensation Committee concerning changes to the compensation packages of the Named Executive Officers, particularly with respect to increasing performance-based equity-based compensation.  The PwC consultants that performed the consulting services reported directly to the Compensation Committee.

As a result of the compensation data provided and recommendations made by PwC, the Compensation Committee amended the employment agreements of its executives, including Dr. Paul and Mr. Marc Zandman, to provide increased base salaries and performance-based annual and long-term incentive opportunities commensurate with the compensation offered by the peer group.

The Compensation Committee designed the compensation packages for Vishay’s executive officers with a view to the roles that each is expected to play over the medium-term in Vishay’s operations, development, and strategic planning.  Our succession plan provides for the transition of Mr. Marc Zandman into the role of Chief Executive Officer upon the eventual retirement of Dr. Paul.  If Dr. Paul were unexpectedly unable to continue as Chief Executive Officer, it is anticipated that Mr. Marc Zandman would serve in that position.  Mr. Marc Zandman’s responsibilities have been increasing with this gradual transition, having first become Vice Chairman and Chief Administration Officer of the Company in addition to his service as President of Vishay Israel Limited, and then, following the passing of Dr. Felix Zandman, receiving appointments to the roles of Executive Chairman of the Board and Chief Business Development Officer.

In light of his new positions, Mr. Marc Zandman’s employment agreement was amended in August 2011 at the recommendation of the Compensation Committee.  The committee believes that the new compensation arrangement with Mr. Marc Zandman is commensurate with his increased responsibilities and new roles as Executive Chairman and Chief Business Development Officer.

Dr. Paul has senior responsibilities for our overall business, and has been instrumental as well in promoting our strategic advances.  The compensation of Dr. Paul reflects his position and responsibilities at the most senior executive level.

In 2011, the Company engaged PwC to design appropriate employment arrangements for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta. Based upon consultation with PwC and input from Dr. Paul as Chief Executive Officer, the Company entered into new agreements with Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta.  These employment agreements are generally congruent, but feature certain variations based upon the respective positions and tenures with the Company of those Named Executive Officers.

The compensation arrangements were embodied in agreements with each of the executives with the expectation that they would remain in place for a significant period of time.  The agreements do not have definitive termination dates, but rather have three year evergreen terms.  Accordingly, these Named Executive Officers effectively would receive three years of salary continuation in the event of involuntary termination without cause.

The Compensation Committee reviews the total compensation level of our executive officers each year to determine whether an increase would be appropriate, considering individual performance, prior years’ compensation level, recent operating results, operating results of competitors, projections for the future, other components of the executive pay packages, perceived salary trends in executive base salary among the peer group of Vishay and input on executive performance from the Chief Executive Officer. The determination is subjective and the Compensation Committee does not assign any quantitative weight to these factors.  After considering the salaries and compensation practices of executive officers of comparable public companies identified by PwC, the total compensation of the executive officers was based on a determination by the Compensation Committee that it was appropriate to establish a mix of cash and equity compensation that was reasonable when compared to, but not necessarily within, the market-competitive range of compensation offered to similarly situated executives of comparable public companies.

Performance Measures and Metrics

Like its peers in the electronics industry, the Company has historically gauged its overall performance in accordance with what it terms “adjusted net earnings.”  The Company uses this term to mean net earnings determined in accordance with U.S. generally accepted accounting principles (“GAAP”) adjusted for various items that management believes are not indicative of the intrinsic operating performance of the Company’s business, as detailed below.   Non-GAAP measures such as “adjusted net earnings” do not have uniform definitions and may not be comparable to similarly titled measures used by other companies.  Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to understanding our intrinsic operations.  The bonuses for the most senior executive officers under the Company’s cash bonus plans discussed below, including the Section 162(m) bonus plan for Dr. Zandman, Dr. Paul, and Mr. Marc Zandman, were based primarily on this performance metric.

Adjusted net earnings for the years ended December 31, 2011, 2010 and 2009 was as follows (in thousands, except per share):

	Years ended December 31,
	2011	2010	2009
GAAP net earnings (loss) attributable to Vishay stockholders	$238,821	$359,106	$(57,188)

Reconciling items affecting operating margin:
Executive compensation charges	$5,762	$ -	$57,824
Restructuring and severance costs	-	-	37,874
Asset write-downs	-	-	681
Settlement agreement gain	-	-	(28,195)

Reconciling items affecting tax expense (benefit):
Tax effects of items above and other one-time tax expense (benefit)	$1,383	$(59,484)	$(7,737)

Adjusted net earnings	$245,966	$299,622	$3,259

Adjusted weighted average diluted shares outstanding	168,514	190,227	186,778
Adjusted earnings per diluted share	$1.46	$1.58	$0.02

The Company also measures its overall performance based on “free cash.”  The Company uses this term to mean the cash flows generated from continuing operations less capital expenditures plus net proceeds from the sale of assets.   Beginning in 2012, this metric will be a component of the incentive compensation structures for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta.  This same metric, for a multi-year period, is also used in connection with performance-based RSUs for all Named Executive Officers.  Although the term “free cash” is not defined in GAAP, each of the elements used to calculate “free cash” is presented as a line item on the face of our consolidated statement of cash flows prepared in accordance with GAAP as follows:

	Years ended December 31,
	2011	2010	2009
Net cash provided by continuing operating activities	$376,037	$545,264	$290,417
Proceeds from sale of property and equipment	2,162	1,188	6,387
Less: Capital expenditures	(168,641)	(145,413)	(50,340)
Free cash	$209,558	$401,039	$246,464

The 2011 incentive compensation structures for Lori Lipcaman, Dieter Wunderlich, Johan Vandoorn, and David Valletta were tailored to their specific responsibilities.  The following measures and metrics were utilized in determining the incentive compensation payable to these Named Executive Officers for 2011:

•	Third party net sales;
•	Variable margin;
•	Adjusted operating margin;
•	Segment operating income (for specific areas of responsibility); and
•	Inventory turnover.

Third party net sales is an amount determined in accordance with GAAP which is reported in our consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2011.

Variable margin is a cost accounting metric which represents third party net sales less manufacturing costs which vary in a direct relationship with volume (in other words, excluding fixed manufacturing costs such as depreciation and overhead).

Adjusted operating margin is operating margin determined in accordance with GAAP, adjusted for any reconciling items to arrive at adjusted net earnings that impact GAAP operating margin.  Adjusted operating margin for the years ended December 31, 2011, 2010 and 2009 was as follows (in thousands):

	Years ended December 31,
	2011	2010	2009
GAAP operating margin	$346,601	$417,938	$(39,185)

Reconciling items affecting operating margin:
Executive compensation charges	$5,762	$ -	$57,824
Restructuring and severance costs	-	-	37,874
Asset write-downs	-	-	681
Settlement agreement gain	-	-	(28,195)

Adjusted operating margin	$352,363	$417,938	$28,999

Segment operating income is described in detail and disclosed for each of our reportable segments in Note 15 of our consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2011.  Segment operating income for a particular reportable segment generally represents gross margin less dedicated, direct selling, general, and administrative expenses.

Inventory turnover is a measure of how well we manage our inventory.  We define inventory turnover for a financial reporting period as our costs of products sold for the four fiscal quarters ending on the last day of the reporting period, divided by our average inventory (computed using each fiscal quarter-end balance) for this same period.  A higher level of inventory turnover reflects more efficient use of our capital.  We disclose quarterly trends in inventory turnover in Management’s Discussion and Analysis of Financial Condition and Results of Operations in each of our quarterly reports on Form 10-Q and our annual report on Form 10-K.

Beginning in 2012, the incentive compensation structures will still be tailored to the respective executives’ areas of responsibility, but include more focus on total company performance-based measures and metrics for the whole company including third party net sales, gross margin,  adjusted operating margin, adjusted net earnings, and “free cash”.

Role of the Compensation Consultant

During 2010 and 2011, the Compensation Committee hired PwC to assist in respect of an evaluation of the compensation of Vishay’s executive officers.  PwC provided the Committee with data on compensation practices at companies comparable to the Company in terms of size, industry and other characteristics.  PwC also made recommendations to the Compensation Committee concerning changes to the compensation packages of the executive officers, particularly with respect to equity-based compensation.  The PwC consultants that performed the consulting services reported directly to the Compensation Committee.

Compensation Components

The discussion that follows in this section addresses the executive compensation packages in effect in 2011.

The compensation packages for Dr. Paul and Mr. Marc Zandman, as mentioned above, are based upon employment agreements entered into in 2004, which have since been amended.  As such, these agreements include compensation components other than base salary, annual performance-based bonuses, and equity-based compensation, which are not available to our other Named Executive Officers.  These other components include deferred compensation, certain additional severance benefits, annual grants of phantom stock units, and customary welfare and retirement benefits.  Dr. Zandman’s compensation package featured the same components.

The employment agreements for the Named Executive Officers newly appointed in 2011, Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta, are generally congruent, but feature certain variations based upon the respective positions and tenures with the Company.  The components of the compensation packages defined by those employment agreements include base salary, commensurate with the roles and responsibility of the executives discussed above, annual performance-based bonuses, and equity-based compensation.  Dr. Yahalomi’s compensation package featured similar components.

Base salary

The minimum base salary levels for the Named Executive Officers are fixed in their respective employment agreements.  The Compensation Committee determined the minimum base salaries in consultation with PwC, based upon the executives’ salary level, present responsibilities, and expectations with respect to future responsibilities and a comparison to peer group executive salaries.  The Compensation Committee selected the group of peer group companies on the advice of PwC.  Compensation practices in the peer group were only one of the factors considered by the Compensation Committee.  The base salaries of Dr. Paul, Ms. Lipcaman, and Messrs. Wunderlich and Vandoorn are denominated in euro, and, since 2007, the base salary of Mr. Marc Zandman has been denominated in Israeli shekels.  A portion of the change in the salaries for these Named Executive Officers expressed in terms of U.S. dollars reflects the significant fluctuations of the dollar against the currencies of the home jurisdiction of these executives.

Incentive compensation

Dr. Paul and Mr. Marc Zandman (pending stockholder approval, see Proposal Three) participate in the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “162(m) Plan”) based on “adjusted net earnings,” as described below.  Dr. Zandman also participated in this plan.

Over many years, we have viewed adjusted net earnings as the primary indicator of the performance of our executive management team.  As more specifically addressed below, adjusted net earnings refers to net earnings determined in accordance with GAAP, adjusted to eliminate the after tax effects of items, positive or negative, that do not relate to our intrinsic operations.  These items include, among others, executive compensation charges, asset write-downs, severance and restructuring costs, special tax items, and other items, such as unusual gains or losses that impact GAAP net earnings, not reflecting on-going operating activities.  The calculation of adjusted net earnings is set forth in our annual report on Form 10-K as well as under the heading “Performance Measures and Metrics” in this proxy statement.  We utilize this measure in part because it eliminates factors that mask the actual performance of on-going operations and because of its currency with other public companies in our industry.  Accordingly, the Compensation Committee determined that the incentive compensation of Dr. Paul, and beginning with his appointment to Executive Chairman of the Board, Mr. Marc Zandman, should be primarily in the form of a percentage of adjusted net earnings, with a cap (three times salary) to avoid compensation that in fact or in appearance might be deemed excessive.

The 162(m) Plan provides an annual bonus as a percentage of our adjusted net earnings.  Dr. Paul’s bonus historically was equal to 1.0% of adjusted net earnings, and beginning in 2012, will be equal to 1.25% of adjusted net earnings.  For the transition year in 2011, Dr. Paul’s bonus is equal to 1.125% of adjusted net earnings.

Effective for years beginning on and after January 1, 2012, Mr. Marc Zandman’s annual bonus is 1.0% of adjusted net earnings.  For transition year in 2011, Mr. Marc Zandman’s annual bonus was calculated as the sum of 0.5% of adjusted net earnings for 2011, plus one-half of his annual bonus entitlement as calculated for 2011 under his bonus program in effect before the amendment to his employment agreement (under which Mr. Marc Zandman had the opportunity to earn up to 200% of his base salary based on the Company’s adjusted net earnings and free cash flow and his achievement of personal goals).

Dr. Zandman’s bonus was equal to 3.0% of adjusted net income.  Bonuses under the 162(m) Plan are limited to three times the executive’s base salary.

Under their new employment agreements, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta are each eligible to receive a performance bonus, based on the Company’s overall and their individual performances.  Dr. Yahalomi was also eligible to receive a bonus based on a similar criteria.

Pursuant to their new employment agreements, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta have maximum bonuses of 50%, 75%, 60%, and 60%, respectively, of their respective base salaries, beginning in 2012.  Dr. Yahalomi had a target bonus of 50% of his base salary with a maximum of 200% of base salary.  Performance goals for purposes of the annual bonus award are recommended by the Chief Executive Officer and approved by the Compensation Committee and the Board.  The 2011 performance goals of Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta were determined in January 2011, prior to their respective appointments as executive officers, and entitled them to maximum bonuses of 35%, 50%, 50%, and 50%, respectively.  The 2011 performance goals were reviewed by the Compensation Committee after their appointments to executive officer positions.

The performance of these Named Executive Officers is reviewed by the Chief Executive Officer and the Compensation Committee following the end of the year, and each executive is assigned a performance score for several categories.  For a discussion of 2011 goals and achieved results, see “2011 Executive Compensation – Performance-based bonus.”

Equity-Based Compensation

The Company’s 2007 Stock Incentive Program (the “2007 Program”) permits the grant of up to 3,000,000 shares of restricted stock, unrestricted stock, restricted stock units (“RSUs”), and stock options, to officers, employees, and non-employee directors.

The 2007 Program was amended and restated in February 2011 to eliminate share recycling for stock options and prohibit option re-pricing and cash buy-outs of options, practices which we have never engaged in but nevertheless were permissible under the 2007 Program as originally written.  A copy of the amended and restated 2007 Program was filed with the SEC as an exhibit to a current report on Form 8-K filed on February 28, 2011.

The Compensation Committee believes that the grant of equity awards is the primary component for aligning interests of the executive officers with the long-term interests of the Company’s stockholders.  Accordingly, the Compensation Committee includes a long-term incentive (LTI) component in the form of equity-based compensation to the executives’ employment agreements.

In establishing the amount of equity awards, the Compensation Committee utilized the market-competitive range of equity awards granted to similarly situated executive officers of the peer group companies.  The Compensation Committee concluded that a grant of equity awards within such market-competitive range was appropriate to reward and incentivize our executive officers.

The employment agreements of the Named Executive Officers provide for annual grants of equity based compensation in the form of RSUs.  Of the total equity-based compensation grant, 25% are in the form of time-vested RSUs that carry only a service condition. The remaining 75% of the grant are in the form of performance-based RSUs (“PBRSUs”), which also include a service condition. The PBRSUs will vest in three years if certain defined performance criteria established by the Compensation Committee (based on adjusted net earnings and free cash over a three year period) are realized. The grants are based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Marc Zandman	100% of base salary
Dr. Gerald Paul	150% of base salary
Lori Lipcaman	25% of base salary
Dieter Wunderlich	35% of base salary*
Johan Vandoorn	25% of base salary*
David Valletta	25% of base salary*
Dr. Felix Zandman	160% of base salary
Dr. Lior Yahalomi	100% of base salary

*Annual grant of RSUs is effective beginning in 2012

The number of RSUs granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year.  The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant.  The PBRSUs include performance conditions agreed to with the Compensation Committee in its role as administrator of the 2007 Stock Incentive Program (based on adjusted net earnings and free cash over a three year period).  The PBRSUs contain both a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied.

In the event of voluntary termination by the executive (without “good reason”) or termination for cause, the executive’s outstanding RSUs (including PBRSUs) will be forfeited. In the event of (i) the termination of the executive’s employment without cause, by the executive for “good reason”, or as a result of death or disability, the executive’s outstanding RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive’s outstanding RSUs and PBRSUs shall immediately vest.  Accordingly, Dr. Zandman’s RSUs vested upon his death and Dr. Yahalomi’s RSUs vested upon his resignation. PBRSUs held by both Dr. Zandman and Dr. Yahalomi shall vest on their normal vesting dates to the extent applicable performance criteria are realized.  For financial accounting purposes, the grant-date fair value is determined on the date that the Compensation Committee approves the number of RSUs to be granted under this provision.  Accordingly, the value of the grant on that date will be different than the LTI Value described in the table above.

The Compensation Committee also considers the award of extra-contractual equity-based compensation, when appropriate.

Deferred compensation

Executives are eligible to participate in a non-qualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code.  Vishay annually contributes $100,000 for each of Dr. Paul and Mr. Marc Zandman, pursuant to their respective employment agreements, and contributed $150,000 to this plan on behalf of Dr. Zandman.  Dr. Yahalomi was (prior to his resignation) and Mr. Valletta is eligible for contributions pursuant to the deferred compensation plan, similar to all eligible plan participants who formerly participated in the frozen Vishay Non-qualified Retirement Plan.  The remaining Named Executive Officers do not participate in the deferred compensation plan.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  The senior executives have elected to defer all eligible amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.  To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.  Dr. Zandman’s deferred compensation was paid to his surviving spouse upon his passing and Dr. Yahalomi’s deferred compensation was paid upon his resignation.

As noted, Dr. Paul and Mr. Marc Zandman each have a long-standing relationship with the Company, and we expect that each will continue to serve Vishay for so long as their services are desired and they can make effective management contributions.  The Compensation Committee therefore considers this deferred compensation in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.  The deferral is also intended to delay payment until such time as the compensation should be deductible under Section 162(m) of the Internal Revenue Code.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2011 was “above market” or “preferential.”

Phantom stock units

A phantom stock unit is the right to receive a share of common stock upon termination of employment.  Pursuant to their employment agreements, Dr. Paul and Mr. Marc Zandman receive annual grants of 5,000 phantom stock units.  The grants are made under the Company’s Senior Executive Phantom Stock Plan, which was approved by stockholders at our 2004 annual meeting.  Similar to the deferred cash compensation described above, the Compensation Committee considers the grant of phantom stock units in the nature of a retirement benefit and an inducement to loyalty to Vishay over time.  Dr. Zandman also received annual grants of 5,000 phantom stock units.

The number of units to be granted annually was determined based on the market price of Vishay common stock in 2004, at the time the deferred compensation program was adopted, of approximately $20 per share, so that the deferred cash and stock compensation would be of similar magnitude.  The cumulative increase in the number of phantom stock units held by the executives over time also is intended to strengthen the alignment of executive and stockholder interests in the long-term appreciation of Vishay’s equity value.

No other Named Executive Officers currently receive phantom stock units.

Retirement benefits

The Compensation Committee believes that providing adequate postretirement benefits commensurate with position is essential to retaining qualified individuals for long-term employment.  Vishay maintains pension and retirement programs for most employees in the United States, Germany, and Belgium, including its executive officers.  All U.S. pension benefits were frozen as of January 1, 2009. To mitigate the loss in benefits of these employees, effective January 1, 2009, we increased the company match portion of our 401(k) defined contribution savings plan for employees impacted by the pension freeze.  With the exception of Dr. Zandman’s pension, the retirement benefits for executive officers are not materially preferential to those of other employees.

As part of the amendments to the employment agreements for Dr. Paul and Mr. Marc Zandman in 2010, the Compensation Committee determined to extend the termination benefits for these executives to also include termination through normal retirement at age 62.  This provision was added in light of the long-standing tenure of these executives and to ensure a smooth transition upon retirement of these executives.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program.  These perquisites are not intended, however, to constitute a material portion of the executive’s compensation packages.  In general, the perquisites, while not integral to the performance of an executive’s duties, must bear some relationship to the executive’s employment and be of perceived benefit to Vishay.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Severance

The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives.  The terms of these severance provisions are discussed in “Potential Payments Upon Termination or a Change in Control.”

Dr.  Zandman’s Employment Contract

Dr. Felix Zandman, our founder, former Executive Chairman of the Board, and former Chief Business Development Officer, passed away on June 4, 2011.  His compensation was based upon an amended and restated employment agreement, effective as of May 13, 2009.  This agreement amended and restated the employment agreement between the Company and Dr. Zandman that was previously amended and restated as of January 1, 2004.  The amended employment agreement eliminated Dr. Zandman’s right to receive substantial royalty payments upon the termination of his employment in certain circumstances, as described below, and replaced it with a series of significantly reduced payments payable to him in six annual installments.

The 2004 employment agreement (the “2004 Agreement”) included a provision entitling him to a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating patents, inventions and any other form of technology created, discovered or developed by him or under his direction.  The royalty was payable in the event Dr. Zandman was terminated without “cause” or resigned for “good reason,” as defined in the 2004 Agreement.  This provision was carried over from Dr. Zandman’s original employment agreement of March 1985, and could not be modified or eliminated without Dr. Zandman’s consent.  It was a reflection, among other things, of Dr. Zandman’s key role in the founding of the Company and creating, developing and commercializing the Company’s technologies and the absence of any compensation to Dr. Zandman for the core intellectual property that he has contributed to the Company over the years from its inception.

The Company engaged a consultant in 2007 to assist its evaluation of the royalties to which Dr. Zandman would be entitled were his employment to be terminated. Based in part upon the work of this consultant and its own updated computations, management estimated that the present value of the royalties to which Dr. Zandman would be entitled were his employment terminated at December 31, 2008 would be between approximately $370 million and $445 million, with a possible tax gross-up if the royalties were payable in connection with a change of control and deemed subject to an excise tax.  (This present value does not factor in any assessment of the probability of payment.)

In December 2008, Dr. Zandman approached the Compensation Committee with a proposal to amend and restate the 2004 Agreement.  The Compensation Committee engaged PwC and independent legal counsel to assist the Committee in analyzing, responding to and, if appropriate, negotiating the terms of Dr. Zandman’s proposal.  Specifically, PwC was asked to review and assess the Company’s valuation, based upon the work of its consultant, of the potential royalty payment amounts under the 2004 Agreement and to advise the Committee generally with respect to Dr. Zandman’s compensation package.

After extensive analysis and negotiation with Dr. Zandman on the terms of his proposal, on May 12, 2009, the Compensation Committee approved modifications to the 2004 Agreement and recommended its approval to the full board of directors.  The Compensation Committee determined that the modifications were in the best interests of the Company and its stockholders, because they eliminated the substantial contingent liability represented by the royalty payments, including a possible gross up if the royalties became payable in connection with a change of control and were deemed subject to Section 4999 of the Internal Revenue Code.  This large contingent liability was considered a possible impediment to potential strategic transactions.  These possible consequences were deemed of particular concern during a time of the unprecedented disruption that was being experienced in the global markets.  The modifications to Dr. Zandman’s employment agreement were not considered and approved, however, in response to any specific transaction then under consideration by the Company.

The amended and restated employment agreement was approved by the board upon recommendation of the Compensation Committee on May 13, 2009 and became effective as of that date.  The modifications to the 2004 employment agreement included the following principal terms:

•	Dr. Zandman’s right to the royalty payments was terminated.

•	Dr. Zandman was entitled to a payment of $10 million as of the effective date of the amended and restated agreement, followed by five successive annual payments of $10 million.

•	Payments could be deferred with interest in the event that making such payment would jeopardize the ability of the Company to continue as a going concern.

•
Payments could accelerate if, following a change of control of the Company, Dr. Zandman was terminated without cause or if he terminated employment for good reason, or if he died or became disabled.  Similarly, if he died or became disabled and thereafter there occured a change in control, any then remaining unpaid annual installments would then accelerate. If an excise tax were imposed under Section 4999 of the Internal Revenue Code due to the acceleration of the payments, the Company would reimburse Dr. Zandman for the excise tax on customary terms.

•
Absent a change of control, if the Company were to terminate Dr. Zandman’s employment without cause or Dr. Zandman were to terminate employment for good reason or in the event of his death or disability, the unpaid annual installment payments would not accelerate and would continue until completed.  Dr. Zandman received $10 million on each of May 12, 2009, 2010, and 2011, and his wife, Ruta Zandman, will receive $10 million on May 12, 2012, 2013, and 2014.

•	Dr. Zandman would forfeit future payments if he terminates his employment without good reason or if his employment is terminated for cause.

•	Dr. Zandman would not receive any other severance payments upon his termination of employment for any reason.

•	Other terms of the 2004 Agreement remain substantially the same. Dr. Zandman was subject to non-competition, non-solicitation, non-disparagement and confidentiality covenants.

Dr. Zandman’s passing in June 2011 had no effect on the timing of the remaining annual payments.

2011 Executive Compensation

The components of 2011 compensation for our Named Executive Officers were largely consistent with their employment agreements and consisted of:

•	base salary;

•	cash performance-based bonuses;

•	equity based compensation;

•	retirement benefits; and

•	perquisites and other personal benefits.

The compensation for Drs. Zandman and Paul and Mr. Marc Zandman included contributions into the Company’s deferred compensation plan.  The compensation for Dr. Zandman included payments made upon his death in accordance with his employment agreement.  The compensation for Dr. Yahalomi included payments made upon his resignation in accordance with his severance and release agreement.

The tables and accompanying footnotes that follow provide additional information regarding the compensation earned, held by, or paid to each of our Named Executive Officers in 2011.

Base salary

Effective January 1, 2011, the annualized base salaries of our then-current Named Executive Officers were as follows:

Name	2011 Base Salary
Dr. Gerald Paul	€829,000 (approximately $1,150,000)(1)
Marc Zandman	NIS 2,074,246 (approximately $555,000)(2)
Dr. Felix Zandman	$975,000
Dr. Lior Yahalomi	$434,000

(1)	Paid in euro.
(2)	Paid in new Israeli shekels (NIS).

Following Mr. Marc Zandman’s election as executive chairman, his base salary was increased to NIS 2,989,904 (approximately $840,000).

The base salaries of our new Named Executive Officers reflect an increase as of the date of their respective promotions.   None of our current Named Executive Officers received an increase in base salary for 2012.  See “2012 Executive Compensation.”

Performance-based bonus

Drs. Zandman and Paul and Mr. Marc Zandman (pending stockholder approval, see Proposal Three) are entitled to receive performance bonuses in accordance with the 162(m) Plan, which are calculated as a percentage of adjusted net earnings.  There is no minimum adjusted net earnings threshold, and accordingly, the bonuses for Drs. Zandman and Paul and Mr. Marc Zandman begin to accrue with the first dollar of adjusted net earnings.  Effective for years beginning on and after January 1, 2012, Mr. Marc Zandman’s annual bonus will be 1.0% of adjusted net earnings.  For 2011, Mr. Marc Zandman’s annual bonus was calculated as the sum of 0.5% of adjusted net earnings for 2011, plus one-half of his annual bonus entitlement as calculated for 2011 under his bonus program in effect before the amendment to his employment agreement (under which Mr. Marc Zandman had the opportunity to earn up to 200% of his base salary based on the Company’s adjusted net earnings and free cash flow and his achievement of personal goals).  The bonuses for Drs. Zandman and Paul and Mr. Marc Zandman are limited to three times base salary.

During 2011, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta were eligible to earn maximum bonuses of 35%, 50%, 50%, and 50%, respectively.  The 2011 performance goals were determined in January 2011, prior to their respective appointments as executive officers, but were reviewed by the Compensation Committee after their appointments to executive officer positions.  Pursuant to their new employment agreements, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta have maximum bonuses of 50%, 75%, 60%, and 60%, respectively, of their respective base salaries.  Beginning in 2012, performance goals for purposes of the annual bonus award are recommended by the Chief Executive Officer and approved by the Compensation Committee and the Board.

Dr. Yahalomi had a target bonus of 50% of his base salary with a maximum bonus of 200% of base salary, based on the Company’s adjusted net earnings and free cash flow and his achievement of personal goals. Dr. Yahalomi received a lump sum cash payment of $1,627,500 upon his resignation in lieu of severance and bonus payments for 2011 that he was entitled to pursuant to his employment agreement.

The following sections describe the incentive compensation structure and achievements for 2011 for Mr. Marc Zandman, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta (each element is expressed as a percentage of base salary at target and at maximum, and base salaries that were used for the computation of incentive compensation were weighted for the relevant periods before and after appointment as executive officers).

Mr. Marc Zandman

Prior to his election to executive chairman, Mr. Marc Zandman’s incentive compensation was structured as follows:

•	Target of 20% up to a maximum of 130%, based on Company performance, measured based on adjusted net earnings;
•	Target of 10% up to a maximum of 60% based on Company performance, measured based on “free cash” generation; and
•	Target (and maximum) of 10% for achievement of personal objectives.

As described above, after his election to executive chairman, for 2011, Mr. Marc Zandman’s annual bonus was calculated as the sum of 0.5% of adjusted net earnings for 2011, plus one-half of his annual bonus entitlement as calculated for 2011 under his bonus program in effect before the amendment to his employment agreement.

Mr. Marc Zandman earned a total of $70,365 pursuant to the bonus program in effect before the amendment of his employment agreement, and $1,229,830 pursuant to the 0.5% of adjusted net earnings computation, resulting in total incentive compensation of $1,300,195.

Ms. Lipcaman

For 2011, Ms. Lipcaman’s incentive compensation was structured as follows:

•	Target of 12% up to a maximum of 20%, based on Company performance, measured based on adjusted operating margin;
•	Target (and maximum) of 5% based on the achievement of budgeted fixed costs in Ms. Lipcaman’s areas of responsibility; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the adjusted operating margin performance metric, Ms. Lipcaman would not be eligible to receive a bonus if actual performance were less than or equal to 80% of budget.  If actual operating margin were between 80% and 100% of budget, Ms. Lipcaman would be eligible to receive a bonus with respect to adjusted operating margin, increasing ratably from 0% to 12% of her base salary.  If actual adjusted operating margin were between 100% and 120% of budget, she would be eligible to receive a bonus with respect to adjusted operating margin, increasing ratably from 12% to 20% of her base salary.  Ms. Lipcaman earned a bonus equal to 10.74% of her base salary for 97.8% achievement of this metric.

Ms. Lipcaman met the fixed costs budget for her areas of responsibility and accordingly earned a bonus equal to 5.0% of her base salary for achievement of this objective.

Ms. Lipcaman’s individual performance goals for 2011 (with related bonus opportunity as a percentage of base salary in parentheses) included: implementing functional changes in the Company’s operations resulting in a more tax-efficient supply chain (2.5%), improving the timeliness and accuracy of financial reporting (2.5%), improving operational forecasting accuracy (1.5%), establishing a new five-year financial plan and leading the creation of a related modeling tool (1.5%), achieving targeted days sales outstanding and days payable outstanding metrics (1.0%), and overseeing the completion of a financial systems implementation in Israel (1.0%).  The achievement of these goals was evaluated and measured in the aggregate, and as a result of her achievement in relation to these goals, Ms. Lipcaman earned a bonus equal to 9.5% of her base salary.

In total, Ms. Lipcaman earned a bonus equal to 25.24% of her base salary for 2011.

Mr. Wunderlich

For 2011, Mr. Wunderlich’s incentive compensation was structured as follows:

•
Target of 21% up to a maximum of 35%, based on the performance of the aggregate Semiconductors reportable segments (MOSFETs, Diodes, and Optoelectronic Components), measured based on segment operating income;

•	Target (and maximum) of 7.5% based on the achievement of the budgeted inventory turnover for the aggregate Semiconductors reportable segments; and
•	Target (and maximum) of 7.5% for achievement of personal objectives.

With respect to the segment operating income performance metric, Mr. Wunderlich would not be eligible to receive a bonus if actual performance were less than or equal to 85% of budget.  If actual segment operating income were between 85% and 100% of budget, Mr. Wunderlich would be eligible to receive a bonus with respect to segment operating income, increasing ratably from 0% to 21% of his base salary.  If actual segment operating income were between 100% and 130% of budget, he would be eligible to receive a bonus with respect to segment operating income, increasing ratably from 21% to 35% of his base salary.  Mr. Wunderlich earned a bonus equal to 13.65% of his base salary for 95.4% achievement of this metric.

Mr. Wunderlich would be eligible to receive the maximum bonus with respect to the inventory turnover metric if actual performance met or exceeded the budgeted inventory turnover.  At the discretion of the CEO, partial credit could be earned if the aggregate inventory turnover was within 0.2 of the budgeted metric, or if a majority of the underlying divisions achieved their respective inventory turnover budget.  Mr. Wunderlich earned a bonus equal to 3.75% of his base salary (50% of the maximum) for partial achievement of this objective.

Mr. Wunderlich’s individual performance goals for 2011 (with related bonus opportunity as a percentage of base salary in parentheses) included:  achieving the capital spending budget for his areas of responsibility (1.0%), achieving customer service targets (1.0%), achieving quality targets (1.0%), negotiating certain new agreements with key suppliers (1.5%), providing support to the implementation of functional changes in the Company’s operations resulting in a more tax-efficient supply chain (0.5%), minimizing metal and silicon price impacts (0.5%), and leading certain strategic initiatives (2.0%).  The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Wunderlich earned a bonus equal to 6.0% of his base salary.

In total, Mr. Wunderlich earned a bonus equal to 23.4% of his base salary for 2011.

Mr. Vandoorn

For 2011, Mr. Vandoorn’s incentive compensation was structured as follows:

•
Target of 21% up to a maximum of 35%, based on the performance of the aggregate Passive Components reportable segments (Resistors & Inductors and Capacitors), measured based on segment operating income;

•	Target (and maximum) of 7.5% based on the achievement of the budgeted inventory turnover for the aggregate Passive Components reportable segments; and
•	Target (and maximum) of 7.5% for achievement of personal objectives.

With respect to the segment operating income performance metric, Mr. Vandoorn would not be eligible to receive a bonus if actual performance were less than or equal to 85% of budget.  If actual segment operating income were between 85% and 100% of budget, Mr. Vandoorn would be eligible to receive a bonus with respect to segment operating income, increasing ratably from 0% to 21% of his base salary.  If actual segment operating income were between 100% and 130% of budget, he would be eligible to receive a bonus with respect to segment operating income, increasing ratably from 21% to 35% of his base salary.  Mr. Vandoorn earned a bonus equal to 21.51% of his base salary for 101.1% achievement of this metric.

Mr. Vandoorn would be eligible to receive the maximum bonus with respect to the inventory turnover metric if actual performance met or exceeded the budgeted inventory turnover.  At the discretion of the CEO, partial credit could be earned if the aggregate inventory turnover was within 0.2 of the budgeted metric, or if a majority of the underlying divisions achieved their respective inventory turnover budget.  Mr. Vandoorn earned a bonus equal to 3.75% of his base salary (50% of the maximum) for partial achievement of this objective.

Mr. Vandoorn’s individual performance goals for 2011 (with related bonus opportunity as a percentage of base salary in parentheses) included:  achieving budgeted free cash generation for the aggregate Passive Components reportable segments (1.5%), maintaining raw materials prices at budgeted levels (1.0%), achieving metrics which measure on-time production and delivery of products (1.0%), negotiating increased selling prices for certain products (1.0%), improving operational forecasting accuracy (1.0%), proposing and implementing targeted acquisitions (1.0%), and updating a detailed three year operational and financial plan (1.0%).   The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Vandoorn earned a bonus equal to 6.35% of his base salary.

In total, Mr. Vandoorn earned a bonus equal to 31.61% of his base salary for 2011.

Mr. Valletta

For 2011, Mr. Valletta’s incentive compensation was structured as follows:

•	Target of 12% up to a maximum of 20%, based on the performance of the Company, measured based on third party net sales;
•	Target of 12% up to a maximum of 20%, based on the performance of the Company, measured based on variable margin;
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the third party net sales metric, Mr. Valletta would not be eligible to receive a bonus if actual performance were less than or equal to 85% of budget.  If actual third party net sales were between 85% and 100% of budget, Mr. Valletta would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 0% to 12% of his base salary.  If actual third party net sales were between 100% and 135% of budget, he would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 12% to 20% of his base salary.  Mr. Valletta earned a bonus equal to 5.84% of his base salary for 92.8% achievement of this metric.

With respect to the variable margin metric, Mr. Valletta would not be eligible to receive a bonus if actual performance were less than or equal to 90% of budget.  If actual variable margin were between 90% and 100% of budget, Mr. Valletta would be eligible to receive a bonus with respect to variable margin, increasing ratably from 0% to 12% of his base salary.  If actual variable margin were between 100% and 120% of budget, he would be eligible to receive a bonus with respect to variable margin, increasing ratably from 12% to 20% of his base salary.  Mr. Valletta earned a bonus equal to 9.27% of his base salary for 97.7% achievement of this metric.

Mr. Valletta’s individual performance goals for 2011 (with related bonus opportunity as a percentage of base salary in parentheses) included:  achieving the selling cost budget (2.0%), reducing worldwide overdue accounts receivable (2.0%), maintaining a minimum turnover ratio of consignment inventories at customers (2.0%), increasing Chinese renminbi-denominated sales (1.0%), implementing a territory realignment (1.0%), coordinating efforts to create an electronic “sales portal” for customers (1.0%), and participating in identifying acquisition targets (1.0%).   The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Valletta earned a bonus equal to 8.0% of his base salary.

In total, Mr. Valletta earned a bonus equal to 23.11% of his base salary for 2011.

Stock-based compensation

In 2011, the Compensation Committee awarded the following RSUs (including PBRSUs) to certain executive officers:

	Time-vested
Name	RSUs	PBRSUs	Total
Marc Zandman	12,932	38,795	51,727
Dr. Gerald Paul	28,101	84,304	112,405
Lori Lipcaman	2,661	7,982	10,643
Dr. Felix Zandman	26,567	79,700	106,267
Dr. Lior Yahalomi	7,391	22,173	29,564

The time-vested RSUs carry only a service condition and vest over a three-year period.  The PBRSUs contain both a three-year service period and performance criteria tied to three year net earnings and free cash flow results.  The Company expects all performance criteria for the 2011 grants to be met.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Marc Zandman is employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc., and is a resident of Israel.  As a result, he is entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other Named Executive Officers, including:

•	advanced training fund, 7.5% of base salary

•	severance fund, 8.33% of base salary

•	disability insurance, 2.5% of base salary

•	pension fund, 5% of base salary

These benefits are required by Israeli law or employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for our executive officers.

Foreign currency considerations

Dr. Paul is employed by Vishay Europe GmbH, a German subsidiary of Vishay Intertechnology, Inc., and is a German citizen.  Accordingly, our employment agreement with Dr. Paul provides for his base salary to be denominated (and paid) in euro.  Lori Lipcaman is also employed by Vishay Europe GmbH, and her employment agreement provides for her base salary to be denominated (and paid) in euro.  Dieter Wunderlich is employed by Vishay Electronic GmbH and is a German citizen.  Johan Vandoorn is employed by Vishay Capacitors Belgium NV and is a citizen of Belgium.  Their respective employment agreements provide for their base salaries to be denominated (and paid) in euro. Mr. Marc Zandman, as a resident of Israel, has his base salary denominated (and paid) in new Israeli shekels.  The amounts reported in U.S. dollars as compensation for these executives fluctuate based on changes in exchange rates.

Tax deductibility of executive compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the three highest paid other executive officers, other than the Chief Executive Officer and the Chief Financial Officer.  However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million.  As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code.  Vishay believes that the compensation generally is fully deductible for federal income tax purposes.  The annual bonuses under the 162(m) Plan are based on Vishay’s earnings, and therefore qualify as performance-based compensation.  All stock options awarded by Vishay also qualify as performance-based compensation, as do most awards of restricted stock and restricted stock units, if vesting is subject to the Company’s achievement of performance targets of a type contemplated by a plan approved by stockholders.

In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers.  The Compensation Committee may request that the Named Executive Officers defer certain compensation until the payment of the compensation would be deductible by Vishay for income tax purposes.

Certain covenants

Under the terms of their employment arrangements, the executives are subject to customary non-competition, non-solicitation, non-disparagement and confidentiality covenants.  The non-competition and non-solicitation covenants for executives remain in force through the second anniversary of the date of termination of the executive’s employment with the Company.  While the payments and benefits to the executives are made in consideration of the executives’ compliance with these covenants, there are no specific forfeiture provisions in the employment contracts for a breach of the covenants.

Payments upon Cessation of Employment – Drs. Felix Zandman and Lior Yahalomi

For details of compensation paid upon the passing of Dr. Felix Zandman and the resignation of Dr. Lior Yahalomi, see "Potential Payments Upon Termination or a Change in Control" beginning on page 55.

Executive Compensation Advisory Vote and Its Frequency

At the Company’s Annual Meeting of Stockholders held on June 1, 2011, consistent with the recommendation of our Board of Directors, our stockholders approved our Named Executive Officer compensation.  Although the vote is non-binding, the Compensation Committee considered and will continue to consider the results of the say-on-pay vote when making compensation decisions, allowing our stockholders to provide input on our compensation philosophy, policies and practices.  Also at the Company’s 2011 Annual Meeting of Stockholders, a majority of the votes cast by stockholders voted, on an advisory basis, to hold an advisory vote on executive compensation triennially. In line with this recommendation by the Company’s stockholders, the Company’s Board of Directors has decided that it will include an advisory stockholder vote on executive compensation in its proxy materials triennially until the next stockholder vote on the frequency of an advisory vote on executive compensation, which will be no later than the Company’s Annual Meeting of Stockholders in 2017.

REPORT OF THE COMPENSATION COMMITTEE
To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis.  Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Wayne M. Rogers, Chairman
Dr. Abraham Ludomirski
Thomas C. Wertheimer

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes information regarding compensation earned, held by, or paid to our Named Executive Officers during 2011.  The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each Named Executive Officer described in “Compensation Discussion and Analysis,” and the “Grants of Plan Based Awards,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Non-qualified Deferred Compensation” tables on the pages which follow:

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
					Options	Incentive	Deferred Comp.	All Other
		Salary	Bonus	Stock Awards	Awards	Plan Comp.	Earnings	Comp.
		(1)	(2)	(3)	(4)	(2)	(5) (6) (7) (8)	(9)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Marc Zandman	2011	$729,486	$-	$886,752	$-	$1,300,195	$1,861,287	$524,014	$5,301,734
Executive Chairman of the Board, Chief	2010	499,481	500,000	531,150	-	764,400	2,210,239	344,081	4,849,351
Business Development Officer, and	2009	361,694	-	69,700	-	-	13,403	258,841	703,638
President - Vishay Israel Ltd.

Dr. Gerald Paul	2011	1,153,119	-	2,035,367	-	2,767,118	1,053,298	146,223	7,155,125
President and Chief Executive Officer	2010	998,920	500,000	2,247,705	-	2,996,220	7,161,413	143,980	14,048,238
	2009	1,044,615	-	18,500	-	-	102,901	141,875	1,307,891

Lori Lipcaman (11)	2011	404,640	-	117,073	-	102,142	57,851	17,278	698,984
Executive Vice President and
Chief Financial Officer

Dieter Wunderlich (12)	2011	430,580	-	-	-	100,755	106,472	18,957	656,764
Executive Vice President and
Chief Operating Officer

Johan Vandoorn (13)	2011	452,942	-	-	-	143,190	-	109,971	706,103
Executive Vice President and
Chief Technical Officer

David Valletta (14)	2011	382,554	-	-	-	88,428	35,883	21,615	528,480
Executive Vice President - Worldwide Sales

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
					Options	Incentive	Deferred Comp.	All Other
		Salary	Bonus	Stock Awards	Awards	Plan Comp.	Earnings	Comp.
		(1)	(2)	(3)	(4)	(2)	(5) (6) (7) (8)	(9)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. Felix Zandman	2011	$406,250	$10,000,000	$1,928,259	$257,290	$2,925,000	$1,621,157	$194,883	$17,332,839
Former Executive Chairman of the Board	2010	975,000	10,000,000	1,646,640	-	2,925,000	-	218,008	15,764,648
and Chief Technical and Business	2009	975,000	10,000,000	18,500	-	-	656,622	234,844	11,884,966
Development Officer

Dr. Lior Yahalomi (10)	2011	289,333	-	515,892	116,220	-	10,556	1,900,707	2,832,708
Former Executive Vice President and	2010	417,000	500,000	433,200	-	642,200	44,789	30,333	2,067,522
Chief Financial Officer	2009	362,650	-	-	-	-	17,464	31,998	412,112

(1)
Column (c) reflects base salary earned during the respective years and, for Drs. Zandman and Yahalomi, and Mr. Valletta, includes amounts deferred in accordance with the provisions of our 401(k) plan.  The employment agreements for Dr. Paul, Messrs. Wunderlich and Vandoorn, and Ms. Lipcaman specify that their salaries be denominated and paid in euro.  The employment agreement for Mr. Marc Zandman provides for his salary to be denominated and paid in Israeli shekels.  The amounts presented have been converted into U.S. dollars at the weighted average exchange rate for the year.

(2)
Columns (d) and (g) reflect bonuses and non-equity incentive compensation earned by our executive officers during the respective years. The amount in column (d) in 2010 for Drs. Paul and Yahalomi and Mr. Marc Zandman represent special transaction bonuses upon successful completion of the spin-off of VPG.   Due to the unprecedented global recession experienced in 2009, no performance-based bonuses were awarded to Dr. Yahalomi and Mr. Marc Zandman.  At their discretion, Drs. Zandman and Paul decided to forego the cash bonuses to which they were entitled in 2009.  Column (d) reflects cash paid to Dr. Zandman in 2011, 2010 and 2009 related to his amended and restated employment agreement.

(3)
Column (e) represents the grant-date fair value of 5,000 phantom stock units awarded annually to certain Named Executive Officers pursuant to the terms of their employment agreements.  The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.  Column (e) also includes the grant-date fair value of RSUs and PBRSUs granted in the respective years.  The grant-date fair value is recognized for accounting purposes over the vesting periods of the respective awards.  The Company expects all performance-based vesting criteria to be achieved.  Accordingly, Column (e) includes the grant-date fair value for these performance-based awards.

(4)
Column (f) represents the grant-date fair value of stock options granted to the Named Executive Officers during the respective years.  The grant-date fair value is recognized over the vesting periods of the respective awards.    There can be no assurance that the grant-date fair value of these awards will ever be realized.  Additionally, this column includes amounts related to modifications of stock options held by Dr. Felix Zandman following his passing and Dr. Lior Yahalomi following his resignation.  A modification to accelerate vesting of an award which was not expected to vest as a result of cessation of employment is accounted for as if the original award was cancelled and a replacement award was granted.  Upon modification, the Company also recognized income of $590,667 and $137,166, for Drs. Zandman and Yahalomi, respectively, equal to the previously recognized compensation cost of the original awards.  The net result of the modification of the awards was income recorded by the Company equal to $333,377 and $20,946 for Dr. Zandman and Dr. Yahalomi, respectively.

(5)
Column (h) reflects the change in the actuarial present value of the Named Executive Officer’s pension and other post employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing  the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements as set forth in Note 11 thereof.  For Dr. Paul, conversion of his euro-denominated pension benefit into U.S. dollars had the impact of increasing the amount disclosed by $76,000 in 2009, decreasing the amount by ($53,000) in 2010 and increasing the amount by $92,000 in 2011.  Column (h) does not include any amounts for the benefits payable to Dr. Zandman for 2010 because changes in actuarial assumptions reduced the present value of Dr. Zandman’s accumulated benefit by $145,249 at December 31, 2010 compared to December 31, 2009.  See the “Pension Benefits” table for more information on the benefits payable to the Named Executive Officers under their respective pension plans.

(6)
In addition to the items described in note (5), column (h) includes certain termination benefits for Dr. Paul and Mr. Marc Zandman that resulted from amendments to their respective employment agreements on June 16, 2010.  Per the amendment, Dr. Paul and Mr. Marc Zandman, after attaining the age of 62, would be entitled to the same payments and benefits upon normal retirement that would have been received if their respective employments were terminated by Vishay without cause or by the respective executive for good reason.  The modifications of the employment agreements effectively represent a defined retirement benefit for the individuals. As these benefits represent new retirement benefits, the entire present value for these benefits of $7,053,250 for Dr. Paul and $2,199,442 for Mr. Marc Zandman is included in 2010 compensation.  See “Pension and Retirement Benefits” beginning on page 51.  Mr. Marc Zandman’s increase in base salary upon his election to Executive Chairman resulted in a corresponding increase in the value of these benefits in 2011.

(7)
In addition to the items described in note (5), column (h) includes the present value of certain post-employment medical benefits that were added to Dr. Yahalomi’s employment agreement pursuant to amendments in 2010.  As this represents a new benefit for 2010, the entire present value for this benefit is included in 2010 compensation.  These benefits were settled as part of his severance and release agreement, and accordingly the reduction in the value of this benefit is not presented in column (h).

(8)
Dr. Paul and Mr. Marc Zandman also receive annual contributions to our non-qualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan.  Dr. Zandman also received annual contributions to our non-qualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan prior to his passing.  No portion of the earnings credited during 2011, 2010, or 2009 was “above market” or “preferential.”  Consequently, no deferred compensation plan earnings are included in the amounts reported in column (h).  See the “Non-qualified Deferred Compensation” table for more information on the benefits payable under the non-qualified deferred compensation plan.

(9)
All other compensation includes amounts deposited on behalf of each Named Executive Officer into Vishay’s non-qualified deferred compensation plan pursuant to the employment agreements with each Named Executive Officer, personal use of company car, Company contributions to 401(k) plans or other similar defined contribution plans outside of the United States, benefits generally available to employees in Israel, medical benefits in excess of normal group or government health insurance in country of residence, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

	2011	2010	2009
Marc Zandman	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	28,000	20,322	17,478	Personal use of Company car*
	167,741	186,544	114,316	Israeli employment benefits*
	51,484	37,215	27,047	Medical and prescription drug insurance premiums (Blue Cross / Blue Shield)
	176,789	-	-	Tax reimbursement related to medical benefits
	$524,014	$344,081	$258,841	Total

Dr. Gerald Paul	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	41,700	39,800	37,500	Personal use of Company car*
	4,523	4,180	4,375	Company-paid medical costs*
	$146,223	$143,980	$141,875	Total

Lori Lipcaman	$13,554	$-	$-	Personal use of Company car*
	3,724	-	-	Company-paid medical costs*
	$17,278	$-	$-	Total

Dieter Wunderlich	$14,434	$-	$-	Personal use of Company car*
	4,523	-	-	Company-paid medical costs*
	$18,957	$-	$-	Total

	2011	2010	2009
Johan Vandoorn	$3,491	$-	$-	Personal use of Company car*
	101,327	-	-	Contribution to defined contribution retirement plan*
	145	-	-	Company-paid medical costs and related life insurance*
	5,008	-	-	Allowances*
	$109,971	$-	$-	Total

David Valletta	$9,772	$-	$-	Company contribution to non-qualified deferred compensation plan
	1,189	-	-	Personal use of Company car
	9,412	-	-	Company match to 401(k) plan
	1,242	-	-	Group Term Life imputed income
	$21,615	$-	$-	Total

Dr. Felix Zandman	$147,705	$147,705	$147,735	Company contribution to non-qualified deferred compensation plan
	11,000	33,200	22,200	Personal use of Company car
	9,800	9,800	9,800	Company match to 401(k) plan
	21,672	16,179	43,985	Company-paid medical costs
	4,706	11,124	11,124	Group Term Life imputed income
	$194,883	$218,008	$234,844	Total

Dr. Lior Yahalomi	$9,800	$9,800	$9,800	Company contribution to non-qualified deferred compensation plan
	9,352	7,697	11,881	Personal use of Company car
	9,800	9,800	9,075	Company match to 401(k) plan
	11,803	1,794	-	Company-paid medical costs
	860	1,242	1,242	Group Term Life imputed income
	1,627,500	-	-	Separation payment
	24,500	-	-	Payment for accrued vacation at resignation date
	70,000	-	-	Settlement of post-employment medical obligation
	10,000	-	-	Job search expense reimbursement
	127,092	-	-	Settlement of post-employment life insurance obligation
	$1,900,707	$30,333	$31,998	Total

(10)	Dr. Yahalomi resigned from his position with the Company, effective August 31, 2011.
(11)
Lori Lipcaman was appointed Executive Vice President and Chief Financial Officer on September 1, 2011.  Amounts presented for 2011 include amounts earned in her previous position as Executive Vice President and Chief Accounting Officer.

(12)
Dieter Wunderlich was appointed Executive Vice President and Chief Operating Officer on August 1, 2011.  Amounts presented for 2011 include amounts earned in his previous position as Executive Vice President – Semiconductors.

(13)
Johan Vandoorn was appointed Executive Vice President and Chief Technical Officer on August 1, 2011.  Amounts presented for 2011 include amounts earned in his previous position as Executive Vice President – Passive Components.

(14)	David Valletta was designated an executive officer in 2011.

Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each Named Executive Officer during 2011.  The information included in the table should be read in conjunction with the footnotes which follow and the description of Vishay’s Senior Executive Phantom Stock Plan described in “Compensation Discussion and Analysis.”
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards

		(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	(2)	(4) (5)	(4) (5)	(3) (4) (5)
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
M. Zandman	1/3/2011	—	1,393,000	2,188,458	5,000	—	—	73,900
	2/28/2011	—	—	—	37,807	—	—	659,732
	8/17/2011	—	—	—	13,920	—	—	153,120

Dr. Paul	1/3/2011	—	3,134,250	3,459,452	5,000	—	—	73,900
	2/28/2011	—	—	—	112,405	—	—	1,961,467

L. Lipcaman	1/3/2011	—	109,253	141,624	—	—	—	—
	8/17/2011	—	—	—	10,643	—	—	117,073

D. Wunderlich	1/3/2011	—	155,009	215,290	—	—	—	—

J. Vandoorn	1/3/2011	—	163,059	226,471	—	—	—	—

D. Valletta	1/3/2011	—	130,068	191,277	—	—	—	—

Dr. Zandman	1/3/2011	—	2,925,000	2,925,000	5,000	—	—	73,900
	2/28/2011	—	—	—	106,267	—	—	1,854,359
	6/4/2011	—	—	—	—	77,334	16.29	257,290

L. Yahalomi	1/3/2011	—	217,000	868,000	—	—	—	—
	2/28/2011	—	—	—	29,564	—	—	515,892
	8/31/2011	—	—	—	—	7,364	14.33	11,293
	8/31/2011	—	—	—	—	13,809	14.13	22,204
	8/31/2011	—	—	—	—	22,095	7.89	82,723

(1)	Amounts in these columns represent the threshold, target and maximum bonus levels for each executive officer.

(2)
Included in this column are awards of phantom stock granted to Drs. Zandman and Paul, and Mr. Marc Zandman, effective January 3, 2011, awards of RSUs (including PBRSUs) granted pursuant to the 2010 executive employment agreement amendments to Drs. Zandman, Paul and Yahalomi, and Mr. Marc Zandman, an additional award of RSUs (including PBRSUs) granted to Mr. Marc Zandman pursuant to the 2011 amendment to his employment agreement, and an award of RSUs (including PBRSUs) granted to Ms. Lipcaman pursuant to her 2011 employment agreement.

(3)	Amounts in this column include:

•
the grant-date fair value of 5,000 phantom stock units awarded annually to certain executive officers pursuant to the terms of their employment agreements.  The amount is calculated using the closing price of Vishay stock on the grant date of $14.78.  The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.  Dr. Zandman’s phantom stock was redeemed by his estate upon his passing;

•
the grant-date fair value of the RSUs.  The amount is calculated using the closing price of Vishay stock on the date of grant of $17.45 for the February 28, 2011 grants and $11.00 for the August 17, 2011 grants.  The common stock underlying these awards is not received until the awards are vested, including performance conditions, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(4)
Unvested stock options held by Dr. Zandman at his passing were modified to accelerate vesting.  Such modification is accounted for as if the original award was cancelled and a replacement award was granted.

(5)
Unvested stock options held by Dr. Yahalomi at his resignation were modified to accelerate vesting.  Vested stock options held by Dr. Yahalomi at his resignation were modified to extend their expiration to one year after his resignation.  Such modifications are accounted for as if the original award was cancelled and a replacement award was granted.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options and stock awards (RSUs) held by our Named Executive Officers as of December 31, 2011.

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive					Number of	Value of
				Plan					Unearned	Unearned
		Number of	Number of	Awards:			Number of	Market	Shares,	Shares,
		Securities	Securities	Number of			Shares or	Value of	Units or	Units or
		Underlying	Underlying	Securities			Units of	Shares or	Other	Other
		Unexercised	Unexercised	Underlying	Option		Stock	Units of	Rights	Rights
		Options (#)	Options (#)	Unexercised	Exercise	Option	That Have	Stock That	That Have	That Have
	Grant Date	Exerciseable	Unexercisable	Unearned	Price	Expiration	Not Vested	Have Not	Not Vested	Not
Name	(1)(2)(3)(4)(5)	(6)	(6)	Options (#)	($) (6)	Date	(#) (6)	Vested ($)	(#) (6)	Vested ($)

Marc Zandman	2/27/2007	18,413	9,206	-	12.90	2/27/2017	-	-	-	-
	4/23/2009	-	-	-	-	-	3,682	33,101	-	-
	3/18/2010	-	-	-	-	-	12,152	109,246	37,562	337,682
	2/28/2011	-	-	-	-	-	9,452	84,973	28,355	254,911
	8/17/2011	-	-	-	-	-	3,480	31,285	10,440	93,856
Total		18,413	9,206	-	-	-	28,766	258,606	76,357	686,449

Dr. Gerald Paul	5/22/2007	25,778	51,556	-	16.29	5/22/2017	-	-	-	-
	5/28/2008	-	-	-	-	-	20,622	185,392	-	-
	3/18/2010	-	-	-	-	-	94,458	849,177	130,364	1,171,972
	2/28/2011	-	-	-	-	-	28,101	252,628	84,304	757,893
Total		25,778	51,556	-	-	-	143,181	1,287,197	214,668	1,929,865

Lori Lipcaman	8/17/2011	-	-	-	-	-	2,661	23,922	7,982	71,758
Total		-	-	-	-	-	2,661	23,922	7,982	71,758

Dr. Felix Zandman (7)	5/22/2007	232,003	-	-	16.29	6/4/2012	-	-	-	-
	3/18/2010	-	-	-	-	-	-	-	122,630	1,102,444
	2/28/2011	-	-	-	-	-	-	-	79,700	716,503
Total		232,003	-	-	-	-	-	-	202,330	1,818,947

Dr. Lior Yahalomi (8)	6/26/2006	7,364	-	-	14.33	8/31/2012	-	-	-	-
	6/26/2007	13,809	-	-	14.13	8/31/2012	-	-	-	-
	8/18/2008	22,095	-	-	7.89	8/31/2012	-	-	-	-
	3/18/2010	-	-	-	-	-	-	-	33,143	297,956
	2/28/2011	-	-	-	-	-	-	-	22,173	199,335
Total		43,268	-	-	-	-	-	-	55,316	497,291

(1)	Options vest in six equal annual installments beginning on the first anniversary of the date of grant.
(2)	RSUs granted on May 28, 2008 vest in six equal installments beginning on the grant date.
(3)	RSUs granted on April 23, 2009 vest in six equal installments, on the grant date and then in five consecutive annual installments beginning on May 28, 2009.
(4)
RSUs granted March 18, 2010 and December 10, 2010 cliff-vest on January 1, 2013.  Some of the RSUs include performance-based vesting criteria which also must be met as represented in column “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(5)
RSUs granted February 28, 2011 and August 17, 2011 cliff-vest on January 1, 2014. Some of the RSUs include performance-based vesting criteria which also must be met as represented in column “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(6)	The number of stock options and RSUs and exercise prices were adjusted for the VPG spin-off effective July 6, 2010.
(7)
Upon his passing, the vesting of 77,334 unvested stock options held by Dr. Zandman accelerated.  These options, as well as the 154,669 vested options held by Dr. Zandman prior to his passing, may be exercised by Dr. Zandman’s estate within one year of his death pursuant to the Company’s stock option programs.  Additionally, shares underlying 202,330 RSUs with performance-based vesting criteria will be contributed to his estate upon the Company’s achievement of the performance-based criteria.

(8)
Upon his resignation, the vesting of 29,459 unvested stock options held by Dr. Yahalomi accelerated.  These options, as well as the 13,809 vested options may be exercised by Dr. Yahalomi within one year of his resignation pursuant to his separation agreement.  Additionally, 55,316 RSUs with performance-based vesting criteria will vest upon the Company’s achievement of the performance-based criteria.

The table above excludes the annual grants of RSUs (including PBRSUs) made in 2012.

Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our Named Executive Officers during 2011 as a result of the exercise of stock options and vesting of restricted stock units.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired	Value Realized	Acquired	Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Marc Zandman	—	—	1,841	29,217
Dr. Gerald Paul	77,335	1,406,592	10,310	163,620
Dr. Felix Zandman (1)	—	—	157,508	2,354,769
Dr. Lior Yahalomi (2)	39,589	745,354	18,438	210,193

(1)	Includes 98,375 RSUs and 43,667 phantom stock units which have vested or became payable upon his death.

(2)	Includes 18,438 RSUs which vested pursuant to his separation agreement.

Pension and Retirement Benefits

Vishay maintains various retirement benefit plans and arrangements.

Dr. Zandman’s employment agreement provided an annual retirement benefit equal to 50% of his average base pay and bonus for the five years preceding his retirement (but not to exceed $1 million annually).  These benefits were fully vested.  Dr. Zandman did not participate in any of Vishay’s defined benefit retirement plans.  Mrs. Ruta Zandman is entitled to receive payments pursuant to the joint and survivor option elected by Dr. Zandman.

Vishay’s German subsidiaries have a noncontributory defined benefit plan governed by German law covering its management and executive employees.  Dr. Paul, Lori Lipcaman, and Dieter Wunderlich are the only Named Executive Officers that participate in this plan.  Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the three highest of his final ten years of employment (“final average compensation”).  The retirement benefit will not exceed 40% of such final average compensation, and the individual contractual pension amount will be reduced by pension amounts payable under the noncontributory defined benefit plan of Vishay Europe GmbH and its subsidiaries.  Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year with respect of such final average compensation.  The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate.

In the United States, Vishay maintained a pension plan which provided defined benefits to U.S. employees whose benefits under the qualified pension plan would be limited by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code.  Effective January 1, 2009, the U.S. pension plans were frozen.  Benefits accumulated as of December 31, 2008 will be paid to employees upon retirement, but no further benefits will accrue beyond that date.  To mitigate the loss in benefits of these employees, effective January 1, 2009, the Company increased the Company-match portion of its 401(k) defined contribution savings plan for employees impacted by the pension freeze.  (Some of these contributions are made to the non-qualified deferred compensation plan for highly-compensated employees.)  David Valletta is the only Named Executive Officer that currently participates in this plan.  Dr. Yahalomi participated in this defined benefit plan prior to his resignation.

The Vishay Non-qualified Retirement Plan was contributory and, other than the fact that it is non-qualified under ERISA, provided substantially the same benefits that are available under Vishay’s qualified retirement plan.  Employees with five or more years of service were entitled to annual pension benefits beginning at normal retirement age on the first day of the month following the participant’s 65th birthday equal to the sum of 2.1% of the first $10,000 of earnings plus 2.64% of the annual earnings in excess of $10,000 with a new pension unit earned each year. The final pension is the sum of all units earned during the employee’s career.  The plan permits early retirement if the participant is at least age 55 and has at least five years of service.  Employees may elect to receive their pension benefits in the form of a joint and survivor annuity or other contingent annuities.  Employees are 100% vested immediately in their contributions.  If employees terminate before rendering five years of service, they forfeit the right to receive the portion of their accumulated plan benefits attributable to the Company's contributions.  Employees receive the value of their accumulated benefits as a life annuity payable monthly from retirement.  For each employee electing a life annuity, payments will not be less than the greater of (a) the employee’s accumulated contributions plus interest or (b) an annuity for five years.

Mr. Valletta was a participant in the Vitramon, Inc. Pension Plan (the “Vitramon Plan”), which was a pension plan qualified under ERISA.  Vitramon, Inc. was acquired by Vishay in 1994, and the Vitramon Plan was frozen effective December 31, 1998.  Benefits accumulated as of December 31, 1998 will be paid to employees upon retirement, but no further benefits will accrue beyond that date.   Highly compensated participants in the Vitramon Plan had the option to begin participating in the contributory Vishay Non-qualified Retirement Plan, which Mr. Valletta elected to do effective January 1, 2004.  The Vitramon Plan was subsequently merged into the qualified Vishay Retirement Plan, which is why Mr. Valletta has benefits payable under both the qualified and non-qualified pension plans.

As part of their respective employment agreements, certain Named Executive Officers and their surviving spouses are entitled to receive medical coverage up to a specified annual premium value for life if they terminate employment after attaining age 62.  These benefits are fully vested. As provided in his separation agreement, Dr. Yahalomi received $70,000 in lieu of the continuing medical benefits that he would have been entitled to receive.

On June 16, 2010, the Compensation Committee determined to modify Dr. Gerald Paul’s and the Compensation Committee recommended to the Board of Directors, and the Board of Directors determined to modify Mr. Marc Zandman’s employment arrangements such that upon any termination (other than for cause) after attaining age 62, the executive would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by the respective executive for good reason. These modifications were included in formal amendments signed on August 8, 2010. The expense associated with the modifications to the employment arrangements of Dr. Gerald Paul and Mr. Marc Zandman effectively represents a defined retirement benefit that will be recognized for financial accounting purposes over the remaining service period of the individuals.

Mr. Vandoorn does not participate in any defined benefit retirement plans.

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

		Number	Present
		of Years	Value of
		Credited	Accumulated	Payments During
		Service	Benefit (1)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Marc Zandman	Individual contractual post-employment medical arrangement	n/a	93,461	—
	Individual contractual termination benefits(3)	n/a	4,043,372	—
Dr. Gerald Paul(2)	Vishay Europe GmbH Pension Plan and individual contractual arrangment	n/a	2,214,565	—
	Individual contractual post-employment medical arrangement	n/a	219,187	—
	Individual contractual termination benefits(3)	n/a	7,769,162	—
Lori Lipcaman(2)	Vishay Europe GmbH Pension Plan	22	405,524	—
Dieter Wunderlich(2)	Vishay Europe GmbH Pension Plan	36	567,913	—
David Valletta	Vishay Retirement Plan	8	54,111	—
	Vishay Non-qualified Retirement Plan	5	183,539	—
Dr. Felix Zandman	Individual contractual pension arrangement	n/a	5,734,404(4)	306,936
	Individual contractual post-employment medical arrangement	n/a	90,850	—
Dr. Lior Yahalomi	Vishay Non-qualified Retirement Plan	2.5	66,527	—
	Individual contractual post-employment medical arrangement	n/a	—	70,000

(1)
These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay’s consolidated financial statements included in our 2011 Annual Report on Form 10-K.

(2)	Dr. Paul’s, Ms. Lipcaman’s, and Mr. Wunderlich’s benefits are denominated in euro. The dollar amount shown in the table is based on the weighted average conversion rate for 2011.
(3)	These termination benefits are payable upon normal retirement and accordingly the present value is included in this table. See “Potential Payments Upon Termination or a Change in Control.”
(4)	This amount represents the present value of the accumulated benefit for Dr. Felix Zandman at the time of his passing. Payments during the year were made to Mrs. Ruta Zandman, his surviving spouse.

Non-qualified Deferred Compensation

The Named Executive Officers participate in a non-qualified deferred compensation plan, which is available to all employees which meet certain criteria under the Internal Revenue Code.  Certain executive officers are entitled under their respective employment agreements to annual contributions to this plan by Vishay, less certain applicable taxes.  The Named Executive Officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  All of the Named Executive Officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.  To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2011 was “above market” or “preferential.”

The following table sets forth information relating to the activity in the non-qualified deferred compensation plan accounts of the Named Executive Officers during 2011 and the aggregate balance of the accounts as of December 31, 2011:

	Executive	Registrant			Aggregate
	Contributions	Contributions in	Aggregate	Aggregate	Balance at
	in Last Fiscal	Last Fiscal Year	Earnings in	Withdrawals/	Last Fiscal
	Year	(1)	Last Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Marc Zandman	—	100,000	(4,350)	—	909,058
Dr. Gerald Paul	—	100,000	73	—	860,427
David Valletta	23,929	9,772	3,799	—	249,375
Dr. Felix Zandman (2)	—	147,705	78	(1,279,012)	—
Dr. Lior Yahalomi (3)	—	9,800	1,697	—	482,471
_______________________
(1)
These amounts are included in column (i) of the “Summary Compensation Table” as a component of “All Other Compensation.” No portion of the earnings credited during 2011 was “above market” or “preferential.”  Accordingly, no amounts related to earnings on deferred compensation have been included in the “Summary Compensation Table.”

(2)	Upon his passing, the aggregate balance of Dr. Zandman’s deferred compensation was transferred to his estate.

(3)	Dr. Yahalomi resigned effective August 31, 2011. His deferred compensation was paid in March 2012. No future contributions were made.

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our Named Executive Officers provide incremental compensation in the event of termination, as described below.  Generally, Vishay does not provide any severance or other benefits specifically upon a change in control.  Termination of employment also impacts outstanding stock options, restricted stock units, phantom stock units, and non-qualified deferred compensation balances.

Mr. Marc Zandman and Dr. Paul

The executive employment contracts of Dr. Paul and Mr. Marc Zandman contain severance provisions providing generally for 3 years of compensation in the case of a termination without cause, a voluntary termination by the executive for “good reason” (as defined in the employment agreement), or any termination (other than for cause) after attaining age 62.  Specifically, severance items include:

•	salary continuation for three years, payable over three years;

•	5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;

•	bonus for the year of termination;

•	$1,500,000 lump sum cash payment. This payment replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period;

•	lifetime continuation of executive’s life insurance benefit; and

•
continuation of executive’s medical benefit for a maximum of three years if the termination occurs before attaining age 62 and lifetime continuation up to $15,000 annual premium value if the termination occurs after attaining age 62.

On August 8, 2010, the Compensation Committee determined to modify Dr. Paul’s and the Compensation Committee recommended to the Board of Directors, and the Board of Directors determined to modify Mr. Marc Zandman’s employment arrangements such that upon any termination (other than for cause) after attaining age 62, the executive would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by the respective executive for good reason.

In addition, Dr. Paul will receive payment of his individual contractual pension in the event of a termination for any reason, as well as accrued benefits under the Vishay Europe GmbH pension plan.

Other Executives

The employment agreements of Lori Lipcaman, Dieter Wunderlich, John Vandoorn, and David Valletta have an evergreen three-year term, which effectively provides for salary continuation for three years, payable over three years, in the event of termination without cause.

Summary of Potential Payments Upon Termination or a Change in Control

The following table sets forth the compensation that would have been received by each of the Company’s executive officers had they been terminated as of December 31, 2011.

							Life
					Lump sum		insurance	Non-qualified
			Stock	Stock	termination		/Medical	deferred
	Salary cont.	Bonus	options	grants	payment	Pension	benefit	compensation
	(1)	(2)	(3)	(4)(5)		(6)	(6)	(7)
Marc Zandman	$2,508,561	$1,300,195	$-	$1,079,905	$1,500,000	$-	$93,461	$909,058
Dr. Gerald Paul	3,459,356	2,767,118	-	3,351,912	1,500,000	2,214,565	219,187	860,427
L. Lipcaman	1,356,239	-	-	95,681	-	405,524	-	-
D. Wunderlich	1,564,891	-	-	-	-	567,913	-	-
J. Vandoorn	1,523,160	-	-	-	-	-	-	-
D. Valletta	1,275,000	-	-	-	-	237,650	-	249,375

(1) Equals 3 times U.S. dollar value of the salary at December 31, 2011, paid over three years.
(2) Consists of bonus and non-equity incentive plan compensation for 2011 as reflected in the "Summary Compensation Table".
(3) Equals the value of “in the money” options held at December 31, 2011.
(4) For Mr. Marc Zandman and Dr. Gerald Paul, includes 15,000 shares, multiplied by $8.99, which was the closing price of Vishay’s common stock on December 31, 2011.  The shares are to be paid out over three years.
(5) Includes the value of RSUs outstanding as of December 31, 2011, and assume all performance criteria will be met.
(6) Present value of accumulated benefit reflected in the "Pension Benefits" table, paid annually until death, exclusive of contractual termination payments for Dr. Paul and Mr. Marc Zandman.
(7) Aggregate balance at year end as reflected in the "Non-qualified Deferred Compensation" table.

The table above does not include the amounts that would be received for the reimbursement of excise taxes for Mr. Zandman and Dr. Paul, as further described in the section “Golden Parachute Gross-up” below.

Golden Parachute Gross-up

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain compensation paid upon a change in control if the compensation exceeds three times the executive’s average annual compensation.  Vishay does not provide any severance or other benefits specifically upon a change in control, but under the Internal Revenue Service interpretations of the Section 4999 rules, if a termination of employment occurred in connection with a change in control, the severance would be subject to the excise tax.  The employment agreements of Mr. Marc Zandman and Dr. Paul entered into prior to 2010 provide for Vishay to reimburse such Named Executive Officers for any excise tax.  The Compensation Committee believed that it would be unfair for the executive to be taxed in such a case because the payments are not intended to be made exclusively with respect to a change in control.  Current practice among our peer group companies is to not provide such benefits.  The employment agreements for Ms. Lipcaman, Mr. Wunderlich, Mr. Vandoorn, and Mr. Valletta do not provide such a provision.

If a change in control had occurred on December 31, 2011 and if Mr. Zandman and Dr. Paul had been terminated on that date, we estimate that the Company would be required to pay approximately $3.3 million and $5.7 million, respectively, to reimburse Mr. Zandman and Dr. Paul.  In the event of an actual termination, the actual amounts that the Company would be required to pay would be based on specific facts and circumstances at the time.

Dr. Felix Zandman

Dr. Felix Zandman, our founder, Executive Chairman of the Board, Chief Business Development and Technical Officer, passed away on June 4, 2011.  The compensation paid upon his passing was based upon an amended and restated employment agreement with Dr. Felix Zandman signed on May 13, 2009 (the “2009 Agreement”).

The purpose of the 2009 Agreement was to eliminate the right of Dr. Zandman to receive a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating inventions and any other form of technology created, discovered or developed by him or under his direction. The royalty was payable in the event Dr. Zandman was terminated without “cause” or resigned for “good reason,” as defined in the 2004 Agreement.

Pursuant to the 2009 Agreement, Dr. Zandman’s right to the royalty payments was terminated. Dr. Zandman received a payment of $10 million as of the effective date of the amended and restated agreement, and was entitled to receive five additional annual payments of $10 million each.

Payments pursuant to the 2009 Agreement could be deferred with interest in the event that making such payment would jeopardize the ability of the Company to continue as a going concern. Payments could accelerate if, following a change of control of the Company, Dr. Zandman was terminated without cause or if he terminated employment for good reason or if he became disabled.  Similarly, if he died or became disabled and thereafter there occurs a change in control, any then remaining unpaid annual installments would have then accelerated.  If an excise tax were imposed under Section 4999 of the Internal Revenue Code due to the acceleration of the payments, the Company would reimburse Dr. Zandman for the excise tax on customary terms. Absent a change of control, if the Company were to terminate Dr. Zandman’s employment without cause or Dr. Zandman were to terminate employment for good reason or in the event of his death or disability, the unpaid annual installment payments would not accelerate and would continue until completed.  Accordingly, Dr. Zandman’s passing in June 2011 had no effect on the timing of the remaining payments.  Dr. Zandman received $10 million on each of May 12, 2009, 2010, and 2011, and his wife Ruta Zandman, will receive $10 million on May 12, 2012, 2013, and 2014.  Furthermore, as a result of the 2009 Agreement, Dr. Zandman would not have received any other severance payments upon his termination of employment for any reason. Other terms of the 2004 Agreement remained substantially the same. Dr. Zandman was subject to non-competition, non-solicitation, non-disparagement and confidentiality covenants.

On June 16, 2010, the terms of Dr. Zandman’s RSUs and performance-based RSUs were modified such that in the event of (i) the termination of his employment without cause, by the executive for “good  reason”, or as a result of death or disability, the outstanding RSUs would immediately vest and the outstanding performance-based RSUs would vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of his outstanding RSUs and performance-based RSUs would immediately vest. In the event of Dr. Zandman’s termination for cause or without “good reason,” his outstanding RSUs (including PBRSUs) would be forfeited.

Upon Dr. Zandman’s passing, the Board, with a recommendation from the Compensation Committee, approved the following payments and benefits to the estate of Dr. Zandman, or his other beneficiaries and successors-in-interest, in addition to the payments and benefits provided for under Dr. Zandman’s employment agreement: (i) payment of Dr. Zandman’s full annual bonus for 2011, to the extent earned, which payment will be made at the same time that other executive bonuses are payable; (ii) acceleration of the estate’s right to exercise all stock options held by Dr. Zandman that were outstanding and unvested at the time of his death and the extension of the post-employment exercise period for all such stock options to June 4, 2012, the first anniversary of Dr. Zandman’s death; and (iii) an increase in the annual limit on the Company’s cost to continue health insurance coverage and benefits for Ruta Zandman, Dr. Zandman’s surviving spouse, from $15,000 to $45,000.

Dr. Lior Yahalomi

Effective August 31, 2011, Dr. Lior Yahalomi terminated employment with the Company.  Subject to his delivery and non-revocation of an executed general release, the Board, upon the recommendation of the Compensation Committee, approved the following payments and benefits to Dr. Yahalomi, in addition to the payments and benefits to which Dr. Yahalomi would have been entitled on a Company-initiated termination without cause under his employment agreement: (i) a cash lump sum payment of approximately $1,747,000, which includes payments in lieu of severance, bonus, and certain continued medical coverage and on account of certain unused vacation time; (ii) acceleration of Dr. Yahalomi’s right to exercise his outstanding and unexercised stock options and the extension of his post-employment exercise period for all unexercised stock options to August 31, 2012; (iii) continued payment of the lease and insurance coverage on the automobile made available for Dr. Yahalomi’s use during his employment through December 31, 2011; (iv) reimbursement of Dr. Yahalomi’s reasonable legal fees and expenses incurred in connection with the negotiation and documentation of his resignation agreement; and (v) continuation of director and officer indemnity protection for Dr. Yahalomi on the same basis as provided to active directors and officers.

Impact on Non-qualified Deferred Compensation Balances

As described above, certain Named Executive Officers participate in a non-qualified deferred compensation plan. All of the Named Executive Officers have elected to defer such compensation until retirement or termination of employment, at which time the amounts would be paid in a lump sum.

Impact on Outstanding Stock Options

Certain Named Executive Officers have stock options outstanding that were granted under the 1998 Stock Option Program or the 2007 Program. The outstanding stock options as of December 31, 2011 were as follows:

Name	1998 Program	2007 Program	Total
Marc Zandman	25,000	2,619	27,619
Dr. Gerald Paul	77,334	-	77,334
Dr. Felix Zandman	210,000	22,003	232,003
Dr. Lior Yahalomi	-	43,268	43,268

Pursuant to the 1998 Stock Option Program and the 2007 Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options).  Upon voluntary termination, the optionee has up to 60 days to exercise any vested options.  Unvested options would expire at the cessation of employment.  However, Vishay has, in the past, modified these terms as part of negotiated termination agreements and did so in respect of Dr. Zandman’s passing and Dr. Yahalomi’s resignation.  Upon the death of Dr. Zandman and resignation of Dr. Yahalomi, their remaining unvested options immediately vested.  These options are execisable by Dr. Zandman’s estate and Dr. Yahalomi until June 4, 2012 and August 31, 2012, respectively.

As of December 31, 2011, no current Named Executive Officer held options which were in the money.

Impact on RSUs

On June 16, 2010, the terms of the executives’ RSUs (including PBRSUs) were modified such that in the event of (i) the termination of the executive’s employment by the Company without cause, by the executive for “good reason”, or as a result of death or disability, the executive’s outstanding RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive’s outstanding RSUs (including PBRSUs) shall immediately vest.  In the event of voluntary termination by the executive (without “good reason”) or termination for cause, the executive’s outstanding RSUs (including PBRSUs) will be forfeited.  Upon the death of Dr. Zandman and the resignation of Dr. Yahalomi, all of their time-vested RSUs vested.  At December 31, 2011, unvested time-vested RSUs and PBRSUs were as follows:

	Unvested
	Time-vested	Unvested
Name	RSUs	PBRSUs
Marc Zandman	28,766	76,357
Dr. Gerald Paul	143,181	214,668
Lori Lipcaman	2,661	7,982
Dr. Felix Zandman	-	202,330
Dr. Lior Yahalomi	-	55,316

The table above excludes the 2012 annual grant for the current Named Executive Officers.

Impact on Phantom Stock Units

Certain executive officers receive an annual grant of 5,000 phantom stock units pursuant to their respective employment agreements.  Upon termination of employment, each executive will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by certain executive officers and the value of the underlying common stock at December 31, 2011:

Name	Phantom	Value
	Stock Units
Marc Zandman	43,667	$392,566
Dr. Gerald Paul	43,667	$392,566

The table above excludes the 2012 annual grant to certain executive officers of 5,000 phantom stock units.

All phantom stock units held by Dr. Zandman at his passing have been redeemed as common stock by his estate.

2012 Executive Compensation

On February 21, 2012, the Compensation Committee of the Board of Directors approved the 2012 base salary for Dr. Gerald Paul, President and Chief Executive Officer, and the Board of Directors approved the 2012 base salaries of our other Named Executive Officers, upon the recommendation of the Compensation Committee.  As all of the Named Executive Officers other than Dr. Paul had recently received promotions and new employment agreements, there was no change to base salaries.

Base Salaries

The base salaries for 2012 are set forth below.

Name	2012 Base Salary(1)
Marc Zandman	NIS 2,989,904 (approximately $840,000)(3)
Dr. Gerald Paul	€829,000 (approximately $1,150,000)(2)
Lori Lipcaman	€325,000 (approximately $450,000)(2)
Dieter Wunderlich	€375,000 (approximately $520,000)(2)
Johan Vandoorn	€365,000 (approximately $510,000)(2)
David Valletta	$425,000

(1)	The amounts shown have been converted into U.S. dollars at the weighted average exchange rate for 2011.
(2)	Paid in euro.
(3)	Paid in new Israeli shekels (NIS).

Incentive Compensation

Pursuant to their new employment agreements, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta have maximum bonuses of 50%, 75%, 60%, and 60%, respectively, of their respective base salaries for 2012.

Beginning in 2012, the incentive compensation structures will still be tailored to the respective executives’ areas of responsibility, but include more focus on total company performance-based measures and metrics for the whole company including third party net sales, gross margin, adjusted operating margin, adjusted net earnings, and free cash.   The performance goals for purposes of the annual bonus award were recommended by the Chief Executive Officer and approved by the Compensation Committee and the Board.

Long-term Equity Incentives

The employment agreements of the executive officers provide for annual grants of equity-based compensation in the form of RSUs. Of the total equity-based compensation grant, 25% are in the form of time-vested RSUs carry only a service condition. The remaining 75% of the grant are in the form of PBRSUs. The PBRSUs will vest if certain defined performance criteria established by the Compensation Committee are realized. The grants are made pursuant to the 2007 Program. They are based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Marc Zandman	125% of base salary
Dr. Gerald Paul	150% of base salary
Lori Lipcaman	25% of base salary
Dieter Wunderlich	35% of base salary
Johan Vandoorn	25% of base salary
David Valletta	25% of base salary

The number of units granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year. The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant.  The PBRSUs include performance conditions agreed to with the Compensation Committee.  The PBRSUs contain both a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied.

The grants for 2012 under these equity compensation arrangements, which will time-vest on January 1, 2015, are as follows:

	Time-vested
Name	RSUs	PBRSUs	Total
Marc Zandman	29,066	87,200	116,266
Dr. Gerald Paul	48,100	144,300	192,400
Lori Lipcaman	3,143	9,429	12,572
Dieter Wunderlich	5,077	15,231	20,308
Johan Vandoorn	3,530	10,589	14,119
David Valletta	2,955	8,864	11,819

Additional Information on Equity Compensation Plans

The following table provides certain information concerning our equity compensation plans as of December 31, 2011.

			Number of shares
	Number of		of Common Stock
	Shares of		remaining
	Common Stock	Weighted-	available for future
	to be issued	average	issuance under
	upon exercise of	exercise price	equity
	outstanding	of outstanding	compensation
	options,	options,	plans (excluding
	warrants and	warrants and	shares reflected in
	rights	rights	in the first column)
Equity compensation plans approved by stockholders (1)
1998 Stock Option Program	309,000	$15.96	-

2007 Stock Incentive Program (2)
Stock options(3)	75,000	$13.11	(2)
Restricted Stock Units(5)	891,000	n/a	(2)
Total 2007 Stock Incentive Program	966,000		1,534,000

Senior Executive Phantom Stock Plan (4)	87,000	n/a	95,000

Total approved by stockholders	1,362,000		1,629,000

Equity compensation plans not approved by stockholders	-		-
Total equity compensation plans	1,362,000		1,629,000

(1)
Additional information about these plans is presented in Note 12 to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
The 2007 Program provides for the grant of stock options, restricted stock, unrestricted stock, and RSUs (including PBRSUs).  Therefore the shares available for future issuance are presented only in total for the program.

(3)	Includes adjustments made to all option awards as a consequence of the spin-off of VPG.

(4)
The Senior Executive Phantom Stock Plan provides for the granting of phantom stock units to individuals whose employment arrangements with the Company provide for such grants.  Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual's termination of employment or any other future date specified in the employment agreement.  Because these awards have no exercise price, there is no calculation of the weighted average exercise price.

(5)
Each RSU entitles the recipient to receive a share of Vishay common stock.   In the event of voluntary termination by the executive (without “good reason”) or termination for cause, the executive’s outstanding RSUs (including PBRSUs) will be forfeited. In the event of (i) the termination of the executive’s employment by the Company without cause, by the executive for “good reason”, or as a result of death or disability the executive’s outstanding time-vested RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive’s outstanding RSUs shall immediately vest.  Because these awards have no exercise price, there is no calculation of weighted average exercise price.

PROPOSAL THREE

APPROVAL OF AMENDED AND RESTATED VISHAY INTERTECHNOLOGY SECTION 162(M) CASH BONUS PLAN

The provisions of the 162(m) Cash Bonus Plan are described in “Compensation Components – Incentive Compensation” beginning on page 29 and “2011 Executive Compensation – Performance-based bonus” on page 36.

The proposed amendments to the Section 162(m) plan are summarized below; however, you should read the entire amended and restated Section 162(m) plan, attached as Annex A, before you decide how to vote your shares.

Background

The Section 162(m) Cash Bonus Plan currently identifies specific participants and specifically states the computation of bonuses under the plan.  The 162(m) Plan is intended to qualify as a “performance-based” plan under Section 162(m) of the Internal Revenue Code. To qualify under Section 162(m), stockholder approval is required for any material amendment to the 162(m) Plan.

Material Terms of the 162(m) Cash Bonus Plan

Under the amended plan, the Compensation Committee of the Board of Directors will designate those senior executives to whom bonus awards will be granted under the Plan.  Additionally, the Committee will determine the amount, terms, and conditions of each bonus to be awarded.  If the Section 162(m) Plan, as amended, is not approved at the annual meeting, the plan as previously approved by the stockholders will continue in effect.  The current participants in the plan are Dr. Gerald Paul and Mr. Marc Zandman.  At this time, the Compensation Committee does not intend to designate additional executives to whom bonuses will be awarded under the Plan.  Thus, at present, the Plan is expected to have two participants.  A summary of the new plan benefits, assuming the 2012 plan provisions were in effect for 2011, is provided below.

New Plan Benefits Table
Amended and Restated Vishay Intertechnology Section 162(m) Cash Bonus Plan
Dollar
Name and Position	Value ($)
Marc Zandman
Executive Chairman, Chief Business Development
Officer, and President, Vishay Israel Ltd.	2,459,660
Dr. Gerald Paul
President and Chief Executive Officer	3,074,575
All named executive officers as a group	5,534,235
All non-executive directors as a group	-
All other employees as a group	-

The Board of Directors recommends that you vote “FOR” the approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Vishay maintains employment agreements with our Executive Chairman, Chief Executive Officer, and each of our other executive officers.  See “Executive Compensation” above.

Yitzhak Shoshani is the brother of director Ruta Zandman and the uncle of director Ziv Shoshani.  Mr. Yitzhak Shoshani is Vice President and General Manager of, and owns 33.3% of, Ecomal Israel, a non-exclusive distributor of our products mainly in the Israeli market. Mr. Yitzhak Shoshani earned $169,341 in salary, and $700,000 in the form of dividends due to the performance of Ecomal Israel for 2011.

Roy Shoshani is the brother of Ziv Shoshani and the nephew of Ruta Zandman.  He is currently Vice President of Vishay’s Integrated Circuits Division.  For 2011, Mr. Roy Shoshani received salary and benefits totaling $300,000.  His benefits include $68,016 for a housing allowance (which is customary for any Vishay employees on international assignments).

Eli Goddard is the son-in-law of Ruta Zandman and the brother-in-law of Marc Zandman and has performed legal services for Vishay Israel Limited.  For 2011, Mr. Goddard received a consulting fee of $36,518.

Ron Shoshani is a nephew of Ruta Zandman and a cousin of Ziv Shoshani.  Mr. Ron Shoshani is employed as a sales engineer by Ecomal Israel.  For 2011, Mr. Ron Shoshani received salary and benefits totaling approximately $90,297.

Shay Shoshani is a nephew of Ruta Zandman and a cousin of Ziv Shoshani. Mr. Shay Shoshani is employed as a bookkeeper by Ecomal Israel.  For 2011, Mr. Shay Shoshani received salary and benefits totaling approximately $93,348.

Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions.  The Nominating and Corporate Governance Committee has the responsibility to administer the policy.  Related parties include our directors and executive officers, or any person who is an immediate family member of any director or executive officer; a stockholder owning in excess of five percent of any class of our securities; and any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest.  All transactions with related parties, including employment relationships and charitable contributions, must be approved or ratified by the Committee.  Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated.  A copy of the Related Party Transaction Policy is available to stockholders on our website and in print upon request.

Our Related Party Transaction Policy requires that all new employment relationships with a family member of a director or executive officer be approved by the Committee.  The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

Vishay Precision Group, Inc.

On July 6, 2010, Vishay completed the spin-off of Vishay Precision Group, Inc. (VPG) to its stockholders as an independent, publicly-traded company.  Prior to July 6, 2010, Vishay Precision Group, Inc. was a wholly-owned subsidiary of the Company.

Following the spin-off, VPG and Vishay operate separately, each as independent public companies.  Vishay Intertechnology has no ownership interest in VPG.  However, Ruta Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, all of whom are members of our Board of Directors, control a large portion of the voting power of both Vishay and VPG.  Mrs. Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, controls approximately 41.2% of the voting power of our capital stock and approximately 34.9% of the total voting power of VPG’s capital stock.  Marc Zandman, our Executive Chairman of the Board and an executive officer of Vishay, serves as the Chairman of VPG.  Ziv Shoshani, CEO of VPG and a nephew of Mrs. Ruta Zandman, serves as a director of Vishay.

In connection with the completion of the spin-off, on July 6, 2010, Vishay and its subsidiaries entered into several agreements with VPG and its subsidiaries that govern the relationship of the parties following the spin-off.  Among the agreements entered into with VPG and its subsidiaries were a trademark license agreement, transition services agreement, several lease agreements, and supply agreements. None of the agreements are expected to have a material impact on Vishay’s financial position, results of operations, or liquidity.  We believe that the pricing associated with these agreements are equivalent to arms-length transactions between unrelated parties.  However, such agreements were negotiated when VPG was still a subsidiary of Vishay Intertechnology.  These agreements are described in the section entitled “Certain Relationships and Related Party Transactions,” which is incorporated by reference herein, of the registration statement on Form 10 of Vishay Precision Group filed with the SEC on June 22, 2010.

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the annual meeting.  The Board of Directors is not aware of any other matters proposed to be presented at the meeting.  If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2011 accompanies this proxy statement.  Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission.  All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644-1300.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING
To be eligible for inclusion in our proxy materials for the 2013 annual meeting, a stockholder proposal must be received by our Corporate Secretary by the close of business on December 7, 2012.

By order of the Board of Directors,

     Peter Henrici
Corporate Secretary

April 5, 2012

ANNEX A

Vishay Intertechnology Section 162(m) Cash Bonus Plan

(as amended and restated, Effective as of February 21, 2012)

1.	Definitions

The following terms have the meanings indicated unless a different meaning is clearly required by the context:

1.1. “Adjusted Net Income” means the net income of the Company for a fiscal year, determined in accordance with generally accepted accounting principles in the United States and consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, excluding restructuring and related severance costs, inventory write-downs and related purchase commitment charges, write-offs of purchased research and development, and individually material one-time gains or charges.

1.2. “Board of Directors” means the Board of Directors of the Company.

1.3. “Bonus Award” means an award of performance-based incentive income under the Plan.

1.4. “Code” means the Internal Revenue Code of 1986, as amended.

1.5. “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Vishay Intertechnology, Inc., each of whom shall be “outside directors” within the meaning of section 162(m) of the Code. In the event that the Compensation Committee includes individuals who are not “outside directors,” such individuals shall recuse themselves from any deliberations and decisions concerning this Plan.

1.6. “Company” means Vishay Intertechnology, Inc. and its consolidated subsidiaries and affiliates.

1.7. “Participant” means a senior executive who is designated as a participant in the Plan by the Committee in its sole discretion.

1.8. “Plan” means this Vishay Intertechnology Section 162(m) Cash Bonus Plan, as amended and restated effective as of February 21, 2012.

2.	Purpose

The purpose of the Plan is to provide annual incentives to the Participants in a manner designed to reinforce the Company’s performance goals and to strengthen the Company’s “pay for performance” ethic by linking a significant portion of Participants’ compensation to the achievement of such goals, while seeking to preserve, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to the Participants through payment of qualified “performance-based” compensation within the meaning of section 162(m)(4)(C) of the Code. The Plan is an amendment and restatement of the Vishay Section 162(m) Cash Bonus Plan adopted by the Board of Directors and approved by the Company’s stockholders in 1994, 1999, 2000, and 2003 and last amended and restated in 2004.

3.	Participation

Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to select those senior executives to whom Bonus Awards shall be granted under the Plan, to determine the amount of cash to be paid pursuant to each Bonus Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Bonus Award.

4.	Performance Goals and Bonus Awards

4.1. Subject to Section 4.3, below, each Participant shall receive an annual Bonus Award under the Plan, which shall be a percentage of Adjusted Net Income of the Company, as determined by the Committee in its sole discretion.

4.2. Notwithstanding the foregoing, a Participant’s Bonus shall not exceed three (3) times the Participant’s base salary (or such lesser amount, as determined by the Committee in its sole discretion) for the year with respect to which the Bonus is being paid.

5.	Bonus Awards

5.1. Bonus Awards under the Plan shall be paid to Participants in cash at such time as bonuses are generally paid to the Company’s other senior executives; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under section 162(m) of the Code) that the performance goals and any other material terms related to the Bonus Award were in fact satisfied; and provided further that the timing of any such payment may be deferred under Section 7.7 hereof.

5.2. If a Participant dies after the end of a fiscal year and prior to the payment of such Participant’s Bonus Award for such fiscal year, such Bonus Award shall be made to the representative of the Participant’s estate.

5.3. The right of a Participant or of any other person to any payment under the Plan shall not be assigned, transferred, pledged or encumbered in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

6.	Administrative Provisions

6.1. The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company.

6.2. No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

7.	Miscellaneous

7.1. The Plan, as amended and restated, was adopted by the Board of Directors and the Compensation Committee effective as of February 21, 2012, subject to stockholder approval.

7.2. The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of section 162(m) of the Code provided in section 162(m)(4)(C) of the Code. Upon any such termination, all rights of a Participant with respect to any fiscal year that has not ended on or prior to the effective date of such termination shall become null and void.

7.3. Nothing herein shall preclude the Compensation Committee from granting any or all of the Participants additional or different bonuses or incentive compensation, which may or may not qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

7.4. The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.

7.5. All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

7.6. Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant’s employment. No person shall have any claim or right to participate in or receive any Bonus Award under the Plan for any particular fiscal year.

7.7. Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s Federal tax deduction in respect of a Bonus Award hereunder may be limited as a result of section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Committee.  All or part of the amount credited to the Participant’s account described in this Section 7.7 shall be paid to the Participant in the Company’s first taxable year in which the Company reasonably anticipates that if such payment of all or part the Participant’s account is made during such year, the deduction of such payment will not be barred or limited as a result of section 162(m) of the Code.  The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VISHAY INTERTECHNOLOGY, INC. 59 MAIDEN LANE NEW YORK, NY 10038
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M33144-P07366	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

VISHAY INTERTECHNOLOGY, INC. The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees for three-year terms 01) Marc Zandman 02) Ziv Shoshani 03) Ruta Zandman	¡	¡	¡

Nominee for one-year term 04) Thomas C. Wertheimer

The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2012.				¡	¡	¡

3.	The approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan.				¡	¡	¡

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					¡

			Yes	No
Please indicate if you plan to attend this meeting.			¡	¡
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 24, 2012.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2012 Annual Meeting of Stockholders

2011 Annual Report to Stockholders

To view these materials, visit http://ir.vishay.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

VISHAY INTERTECHNOLOGY, INC.
2012 Annual Meeting of Stockholders

The undersigned hereby appoints Marc Zandman, Dr. Gerald Paul, and Lori Lipcaman, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. to be held at the Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, at 10:30 a.m., local time, on Thursday, May 24, 2012, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments :

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the other side.)